UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TD SYNNEX Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 6, 2023

To our Stockholders:

On behalf of the Board of Directors, it is our pleasure to invite you to the 2023 Annual Meeting of Stockholders for TD SYNNEX. The meeting will be held on March 21, 2023 at 1:00 p.m. Eastern Daylight Time, at 39 Pelham Ridge Drive, Greenville, SC 29615.

Pursuant to rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials online. On or about February 6, 2023, we mailed to our stockholders a notice containing instructions on how to access our 2023 Proxy Statement and Annual Report and how to vote online.

The Notice of the 2023 Annual Meeting of Stockholders and this Proxy Statement contain details of the business to be conducted during the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the meeting in person, please take the time to cast your vote. You may vote online, by telephone, or (if you have requested a paper copy of our proxy materials) by mail, and, in doing so, you will ensure your representation at the Annual Meeting.

We appreciate your continued support and investment in TD SYNNEX.

Sincerely,

Richard T. Hume
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 21, 2023

To our Stockholders:

TD SYNNEX Corporation will hold its Annual Meeting of Stockholders (“Annual Meeting”) at 1:00 pm Eastern Daylight Time, on March 21, 2023, at our office at 39 Pelham Ridge Drive, Greenville SC, 29615, for the following purposes:

•	to elect eleven directors to serve until the 2024 Annual Meeting or until their successors are duly elected and qualified;

•	to hold an advisory vote on named executive officer compensation;

•	to hold an advisory vote on the frequency of holding an advisory vote on Executive Compensation;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on January 23, 2023 are entitled to notice of, and to vote at this Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote will be available at our office at 44201 Nobel Drive, Fremont, California 94538.

It is important that your shares are represented at the Annual Meeting. Even if you plan to attend, we encourage you to vote your shares of TD SYNNEX common stock on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

David Vetter
Chief Legal Officer and Corporate Secretary

Fremont, California

February 6, 2023

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on March 21, 2023

Under rules adopted by the Securities and Exchange Commission, the Company is making this Proxy Statement and the Company’s Annual Report to Stockholders available on the Internet instead of mailing a printed copy of these materials to each stockholder. Stockholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how stockholders may access and review all of the important information contained in the materials on the Internet, including how stockholders may submit proxies. If you received the Notice by mail and would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

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PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Annual Meeting

• Date and Time	March 21, 2023 at 1:00 pm Eastern Daylight Time

• Place	39 Pelham Ridge Drive, Greenville, SC 29615

• Record Date and Voting

January 23, 2023

Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

Proposal (1) Election of Directors. Each director nominee is elected annually by a plurality vote. We are asking stockholders to vote FOR each director nominee. All of our director nominees have experience or qualifications in, among other areas, people/talent/culture and mergers and acquisitions; their additional experience and qualifications are listed below.

Name and Principal Occupation	Director Since	Experience/ Qualifications	Independent	Committee Membership
Dennis Polk Executive Chair TD SYNNEX Corporation	2012	Accounting/Financial, Strategic Planning, International, Additional Board Membership, IT Distribution or Related Industry, Information Technology, Risk Management, Sales and Marketing Management, Emerging Technology
Robert Kalsow-Ramos Vice Chair Partner in Private Equity Apollo Global Management, Inc.	2021	Accounting/Financial, Strategic Planning, International, Additional Board Membership, IT Distribution or Related Industry, Information Technology, Risk Management

Name and Principal Occupation	Director Since	Experience/ Qualifications	Independent	Committee Membership
Ann Vezina Lead Independent Director Former Corporate Vice President, Human Resources Xerox Business Services, LLC	2017	Accounting/Financial, Strategic Planning, International, Additional Board Membership, Information Technology, Risk Management, Sales and Marketing Management	X	Audit
Richard Hume President and CEO Director TD SYNNEX Corporation	2021	Accounting/Financial, Strategic Planning, International, Additional Board Membership, IT Distribution or Related Industry, Information Technology, Risk Management, Sales and Marketing Management, Emerging Technology
Fred Breidenbach Director Principal, FA Breidenbach & Associates, LLC and Former President and COO of Gulfstream Aerospace Corporation	2003	Accounting/Financial, Strategic Planning, International, Risk Management, Sales and Marketing Management	X	Compensation Nominating

Name and Principal Occupation	Director Since	Experience/ Qualifications	Independent	Committee Membership
Hau Lee Director Professor of Operations, Information and Technology, Stanford University Graduate School of Business	2012	Accounting/Financial, International, Additional Board Membership, IT Distribution or Related Industry, Information Technology, Risk Management, Emerging Technology	X	Compensation (Chair) Nominating
Matthew Miau Director Chairman, MiTAC Holdings Corporation, Synnex Technology International Corp., UPC Technology Corp., and Lien Hwa Industrial Holdings Corp.	1992	Accounting/Financial, Strategic Planning, International, Additional Board Membership, IT Distribution or Related Industry, Information Technology, Risk Management, Sales and Marketing Management, Emerging Technology
Nayaki Nayyar Director Chief Executive Officer Securonix, Inc.	2021	Accounting/Financial, Strategic Planning, Additional Board Membership, IT Distribution or Related Industry, Information Technology, Risk Management, Sales and Marketing Management, Emerging Technology, Cybersecurity	X	Nominating (Chair) Compensation

Name and Principal Occupation	Director Since	Experience/ Qualifications	Independent	Committee Membership
Matthew Nord Director Partner and Co-Head of Private Equity Apollo Global Management, Inc.	2021	Accounting/Financial, Strategic Planning, Additional Board Membership, IT Distribution or Related Industry
Merline Saintil Director Lead Independent Director Rocket Lab USA, Inc. and Former Tech COO	2021	Strategic Planning, Additional Board Membership, Information Technology, Risk Management, Emerging Technology, Cybersecurity	X	Audit
Duane Zitzner Director Consultant and Former Executive Vice President, Personal Systems Group Hewlett-Packard Company	2007	Accounting/Financial Expert, Strategic Planning, International, IT Distribution or Related Industry, Information Technology, Risk Management, Sales and Marketing Management, Emerging Technology	X	Audit (Chair)

Proposal (2) Advisory Vote on Executive Compensation. We are asking stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving our goals of recognizing sustained financial and operating performance and leadership excellence.

2022 Executive Officer Compensation Elements

Type	Form	Terms

Equity	• Stock Options	Options generally vest 33% on the first anniversary of the grant date and 1/36th per month thereafter while employed.

	• Restricted Stock Awards and Time-Based Restricted Stock Units	RSAs and time-based RSUs generally vest 33% per year, or 25%-25%-50% over the course of three years, while employed.

v

Type	Form	Terms

	• Performance-Based Restricted Stock Units	Long-term incentive RSUs generally cliff vest after three years, contingent upon achievement of three-year Company performance measures and continuous employment during the three-year period.

Cash	• Salary	Generally eligible for annual increases.

	• Management Incentive Plan Bonus	Based on achievement of Company fiscal year performance goals and individual performance.

Other	• Benefits	Medical, dental and vision insurance, life insurance, 401(k) contributions.

Proposal (3) Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation. We are asking xstockholders to approve on an advisory basis an annual advisory vote on executive compensation. The Board recommends a FOR vote because it believes that an annual advisory vote on our executive compensation will provide our management and our Board of Directors with regular and direct input from our stockholders.

Proposal (4) Ratification of Auditors. As a matter of good corporate governance, we are asking our stockholders to vote FOR the ratification of the selection of KPMG LLP as our independent auditors for 2023.

TD SYNNEX CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors (the “Board”) of TD SYNNEX Corporation, a Delaware corporation, of proxies to be used at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements thereof.

Our Annual Meeting will be held at our office at 39 Pelham Ridge Drive, Greenville, SC 29615 at 1:00 pm Eastern Daylight Time, on March 21, 2023. The Notice is being mailed to stockholders on or about February 6, 2023.

Appointment of Proxy Holders

The Board asks you to appoint Richard Hume and David Vetter as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was distributed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on January 23, 2023, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on the record date, we had 95,368,991 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting in one of several ways, depending on how you own your shares.

By Internet. Stockholders of record may vote or submit proxies by following the Internet voting instructions described in the proxy materials. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees rather than following the instructions on the proxy materials. Please check the voting instruction form for Internet voting availability. The deadline for Internet voting is 11:59 p.m., Eastern Daylight Time, the day before the meeting date.

Voting by Telephone. Stockholders of record may vote or submit proxies by following the telephone voting instructions described in the proxy materials. Most stockholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees rather than following instructions in the proxy materials.

Please check the voting instruction form for telephone voting availability. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The deadline for telephone voting is 11:59 p.m., Eastern Daylight Time, the day before the meeting date.

Voting by Mail. If you have requested and receive paper copies of our proxy materials by mail, you may vote by dating, signing and returning your proxy card in the postage-prepaid return envelope provided. Sign your name exactly as it appears on the proxy. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting. Voting by mail, telephone or Internet will not limit your right to vote at the Annual Meeting, if you decide to attend in person.

The Board recommends that you vote by Internet, telephone or by mail, as it is not practical for most stockholders to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote online or by telephone so that your vote will be counted if you later decide not to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.

If you properly complete your proxy via the telephone or Internet, or by mail, then your shares will be voted as you direct. If you properly complete your proxy but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the approval of our executive compensation, FOR the approval of an annual advisory vote on our executive compensation, and FOR the ratification of the appointment of independent registered public accountants.

Revocation of Proxies

Stockholders of record can revoke their proxies or change their vote at any time before they are exercised in any of three ways:

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting;

•	by submitting a later-dated vote or another properly executed proxy of a later date prior to the Annual Meeting; or

•	by voting in person at the Annual Meeting.

Beneficial stockholders can revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting in person at the Annual Meeting.

Required Vote

Directors are elected by a plurality vote with stockholders having the option to either vote “for” each director or to “withold” their vote. Under the plurality vote standard, the eleven nominees receiving the most “for” votes will be elected; however, the Board has adopted a policy for director elections whereby if a director receives a greater number of votes “withheld” than votes “for”, the Board will review the outcome and make a determination as to the proper remedy. In its review, the Board will consider the totality of the circumstances surrounding the vote to evaluate the situation, and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. A “withhold” vote as to any director nominee will have no effect on the vote’s outcome because the candidates who receive the highest number of affirmative votes are elected; however, “withhold” votes may prevent a director from obtaining a majority of “for” votes, which would trigger the aforementioned additional Board scrutiny.

All other matters submitted for stockholder approval require the affirmative vote of the holders of a majority of the votes cast, meaning the number of shares voted “for” the proposals must exceed the number of shares voted “against” the proposals for them to be approved. Abstentions on these other matters will have no effect on the outcome of the vote because abstentions will not count as votes cast.

A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares issued and outstanding and entitled to vote which are represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

A broker non-vote with respect to TD SYNNEX common stock occurs when (i) shares of TD SYNNEX common stock held by a broker or other nominee are represented, in person or by proxy, at a meeting of TD SYNNEX’ stockholders, (ii) the bank, broker or other nominee has not received voting instructions from the beneficial owner on a particular proposal and (iii) the bank, broker or other nominee does not have the discretion to direct the voting of the shares of TD SYNNEX common stock on a particular proposal but has discretionary voting power on other proposals. A bank, broker, trust or other nominee may exercise discretion in voting on routine matters but may not exercise discretion and therefore will not vote on non-routine matters if instructions are not given. Under applicable stock exchange rules, only the ratification of the appointment of KPMG LLP as auditor for 2023 is a routine matter. Therefore, a bank, broker, trust, or other nominee may vote for the ratification of the appointment of auditors and would not be considered a broker non-vote. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

If a broker indicates that such broker does not have discretionary authority to direct the voting on a particular matter, resulting in a broker non-vote, those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.

Because directors who receive the most “for” votes are elected under the plurality vote standard, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on the election of nominees.

Because the advisory vote on the compensation for our executive officers requires the majority of the votes cast and because your bank, broker, trust or other nominee does not have discretionary authority to vote on such proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of those proposals because broker non-votes will not count as votes cast.

Solicitation of Proxies

We are paying the cost of printing and mailing the Notice and any proxy materials requested by stockholders in accordance with the Notice. In addition, solicitation may be made by our directors, officers and other co-workers by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding any solicitation materials to beneficial owners of our common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Bylaws currently provide that the number of directors which shall constitute the whole Board shall be fixed from time to time by the Board or our stockholders. We currently have authorized eleven directors. At the Annual Meeting, eleven persons have been nominated to be elected as members of the Board, each for a one-year term or until their successors are duly elected and qualified. The Nominating and Corporate Governance Committee of the Board has nominated, and the Board has designated, the eleven persons set forth below for election at the Annual Meeting. All of the nominees were elected for their current term at our 2022 Annual Meeting of Stockholders held on March 15, 2022. The proxies given to the proxy holders will be voted as directed and, if no direction is given, will be voted FOR the eleven nominees. The Board knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by the Board to fill the vacancy.

General

Pursuant to the New York Stock Exchange (“NYSE”) listing standards, a majority of the members serving on the Board must be independent directors. The Board has determined that Messrs. Breidenbach, Lee, and Zitzner and Mses. Nayyar, Saintil, and Vezina have no material relationship with us and that each of these directors is an independent director. The Board currently has five racially diverse directors and three women directors. Certain additional information with respect to each nominee appears on the following pages, including their age (as of February 6, 2023), position (if any) with TD SYNNEX, business experience during at least the past five years, directorships of other publicly-owned corporations, and agreements pursuant to which certain of our directors are nominated.

Business Experience of Nominees

Dennis Polk, 56, has served as Executive Chair of our Board since September 2021 and as a member of the Board since February 2012. He previously served as our President and Chief Executive Officer from March 2018 until September 2021. Mr. Polk joined TD SYNNEX in 2002 as Senior Vice President of Corporate Finance and in the same year became Chief Financial Officer. In 2006, he was promoted to Chief Operating Officer and served in that capacity until he became our President and Chief Executive Officer. Mr. Polk serves on the boards of directors of Concentrix Corporation (“Concentrix”) (Nasdaq: CNXC), a business services company, and Terreno Realty Corporation (“Terreno”) (NYSE: TRNO), a real estate company. He joined the board of directors of Concentrix in December 2020 as part of the spin-off of the Concentrix business from TD SYNNEX which was completed on December 1, 2020. At Terreno, he serves as Chair of the Compensation Committee. As our President and Chief Executive Officer from March 2018 until September 2021, an executive of our Company since 2002, and a prior distribution and contract manufacturer executive, we believe that Mr. Polk contributes his leadership skills, distribution and operations knowledge, finance background, and business experience to the Board. In addition, we believe that Mr.Polk’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Robert Kalsow-Ramos, 36, has served as a member of our Board since
September 2021. He is Partner, Private Equity, at Apollo Global
Management, Inc. (“Apollo”), a global private-equity firm, where he primarily focuses on investments in the services and technology sectors. He serves on the board of directors of West Technology Group
(formerly known as Intrado Corporation), a technology-enabled services company, Ingenico, a payment technology and services business, and EmployBridge, a workforce solutions business.
Mr. Kalsow-Ramos previously served on the board of directors of
Hexion Holdings LLC, a chemical company, from October 2014 to
July 2019, MPM Holdings Inc., a chemical company, from October
2014 to May 2019, Alorica, Inc., a business process outsourcing company, from December 2020 to November 2022, and Noranda
Aluminum Holding Corporation, an aluminum company, and was also involved in the firm’s investment in Evertec, Inc. (NYSE: EVTC), a full-service transaction processing business. Prior to joining Apollo in
2010, Mr. Kalsow-Ramos was a member of the Investment Banking group at Morgan Stanley (NYSE: MS), an investment management company. Mr. Kalsow-Ramos received his Bachelor of Business
Administration degree from the Stephen M. Ross School of Business at the University of Michigan, where he graduated with high distinction.
We believe that Mr. Kalsow-Ramos contributes his leadership skills, finance and technology background, and business experience to the
Board. In addition, we believe that Mr. Kalsow-Ramos’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness. Finally, Apollo affiliates as of February 6, 2023 hold approximately 40% of our common stock, and, for this reason, we believe that Mr. Kalsow-Ramos brings a unique ownership and stockholder representative perspective to the Board.

Ann Vezina, 59, has served as Lead Independent Director since September 2021 and as a member of the Board since February 2017. From July 2013 to August 2015, she was Corporate Vice President, Human Resources for Xerox Business Services, LLC and from February 2010 to July 2013, she was Corporate Vice President and Chief Operations Officer for Xerox Business Services, LLC, a workplace solutions and document management company. Previously, she served as Executive Vice President and Group President, Commercial Solutions for Affiliated Computer Services, Inc. (“ACS”), an IT service company, before the acquisition of ACS by Xerox Holdings Corporation (Nasdaq: XRX), a workplace solutions and document management company, in 2010. She began her career with Electronic Data Systems Corporation, an information technology equipment and services company, taking on roles of increasing responsibility during her 18 years there. She serves on the board of directors of Concentrix, where she is the Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Ms. Vezina graduated with a Bachelor of Science degree in Business Administration from Central Michigan University. As an executive with over 30 years of experience in the global BPO industry, and most recently in a human resources role, we believe that Ms. Vezina contributes her leadership skills, large-scale personnel management background, and business experience to the Board. In addition, we believe that Ms. Vezina’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Richard Hume, 63, has served as our President and Chief Executive
Officer and as a member of the Board since September 2021.
Immediately before that, he served as Chief Executive Officer and as a director of Tech Data Corporation (“Tech Data”), a distribution company specializing in IT products and services, since June 2018, and prior to that served as its Executive Vice President, Chief Operating
Officer from March 2016. Before joining Tech Data, Mr. Hume was with International Business Machines Corporation (NYSE: IBM), a
technology corporation, for more than 30 years, most recently serving as General Manager and COO, Global Technology Services. Mr. Hume
serves on the board of directors of The Allstate Corporation (NYSE:
ALL), an insurance company. Mr. Hume holds a Bachelor of Science degree in Accounting from the Pennsylvania State University. As our
President and Chief Executive Officer, and as a former executive officer of Tech Data, we believe that Mr. Hume contributes his leadership skills, industry knowledge, technology background, and business experience to the Board. In addition, we believe that
Mr. Hume’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness. We also believe it is important that our Chief Executive
Officer serves on our Board.

Fred Breidenbach, 76, has served as a member of the Board since February 2003. Mr. Breidenbach has had his own consulting firm of FA Breidenbach & Associates, LLC since November 1997. Prior to that, he served as the President and Chief Operating Officer of Gulfstream Aerospace Corporation (“Gulfstream”), an aviation company, from 1993 to 1997. Prior to joining Gulfstream, Mr. Breidenbach spent 25 years in various positions at General Electric Company (NYSE: GE), an industrial conglomerate, including five years as an officer of the General Electric Company and two years as President, GE Aerospace Asia Pacific, responsible for business development and Asian operations. Mr. Breidenbach received a Bachelor of Science degree in Industrial Engineering from Pennsylvania State University and a Master of Business Administration

from Xavier University. As a former executive officer of Gulfstream and General Electric Company, we believe that Mr. Breidenbach contributes his leadership skills, corporate discipline, Asia Pacific knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Breidenbach’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Hau Lee, 70, has served as a member of the Board since February 2012. Mr. Lee has been the Thoma Professor of Operations, Information and Technology at the Graduate School of Business at Stanford University since 2002, where he has been a professor since 1983. He is the Co-Director of the Stanford Value Chain Innovation Initiative. Mr. Lee was elected to the National Academy of Engineering of the U.S.; Fellow of Manufacturing and Service Operations Management; Production and Operations Management Society; and INFORMS. He is a co-founder of DemandTec, Inc., a retail pricing technology company. Mr. Lee received his Bachelor of Social Science degree in Economics and Statistics from the University of Hong Kong, his Master of Science degree in Operational Research from the London School of Economics, and his Master of Science and Doctor of Philosophy degrees in Operations Research from the Wharton School of the University of Pennsylvania. As a professor in supply chain management, we believe that Mr. Lee contributes his leadership skills, supply chain and technology background, and business experience to the Board. In addition, we believe that his membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Matthew Miau, 76, has served as a member of the Board since 1992 and served as the chair of our Board from 1992 to 2008. Mr. Miau assumed the position of Chairman Emeritus of the Board in December 2008. He is on the boards of directors of MiTAC Holdings Corporation, a design and electronic manufacturing services company, Synnex Technology International Corporation., a technology solutions company, UPC Technology Corporation., a chemical products company, Lien Hwa Industrial Holdings Corporation, a food-based company, and Getac Holdings Corporation, a computer hardware manufacturing company. These directorships are all MiTAC group-related. He also serves on the board of Cathay Financial Holdings. Regarding board committees, he serves as a member of the audit committee of Cathay Financial Holdings, which does not trade on a US stock exchange. With the exception of TD SYNNEX, the aforementioned companies for which Mr. Miau serves as a director are all located in Taiwan. TD SYNNEX is the only company for which Mr. Miau serves as a director that is US-publicly traded or that is subject to the periodic reporting requirements of the SEC. Our Board has reviewed Mr. Miau’s past Board service and his unique position as a long-term and significant stockholder and has considered the level of time commitment required by Mr. Miau’s other public company boards.The Board believes that Mr. Miau is able to make an important and full contribution to the Board notwithstanding other board commitments.

Mr. Miau received a Bachelor of Science degree in Electrical Engineering/Computer Science from the University of California, Berkeley and a Master of Business Administration degree from Santa Clara University. As the Chairman of the board of directors of MiTAC Holdings Corporation, we believe that Mr. Miau contributes his leadership skills, distribution, contract manufacturing and Asia Pacific knowledge, finance and technology background, and business experience to the Board. In addition, we believe that Mr. Miau’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness. Finally, since our IPO in 2003, affiliates of MiTAC Holdings Corporation’s holdings of our common stock ranged from approximately 75% following our IPO to approximately 20% until the Mergers, and they currently hold approximately 10% of our common stock. For this reason, we believe that Mr. Miau brings a unique ownership and stockholder representative perspective to the Board.

Nayaki Nayyar, 52, has served as a member of our Board since September 2021. She is Chief Executive Officer of Securonix, Inc., a privately held cybersecurity company, since December 2022. Prior to Securonix, she was President and Chief Product Officer of Ivanti, Inc., a leading supplier of enterprise IT security solutions, from May 2020 to October 2022. Prior to her joining Ivanti, Inc., from October 2016 to July 2020, Ms. Nayyar served as President of Digital Service and Operations Management at BMC Software, Inc., a leading enterprise software solutions provider. Prior to joining BMC Software, Inc., Ms. Nayyar served as General Manager and Global Head of the Internet of Things (IoT) division of SAP SE (NYSE: SAP), a leading provider of enterprise application software, from January 2016 to October 2016. She joined SAP SE in 2011, holding the positions of Senior Vice President, Corporate Strategy, from March 2011 to December 2011, and Senior Vice President, SAP Cloud for Customer Engagement, from January 2012 to December 2015. Ms. Nayyar also served as Vice President and Chief Technical Officer, Enterprise Architecture and Application Services, at Valero Energy Corporation (NYSE: VLO), an international petroleum company, from August 2000 to February 2011. Ms. Nayyar currently serves on the boards of directors of Corteva, Inc. (NYSE: CTVA), a publicly traded agriculture company, and privately held Securonix, Inc. Ms. Nayyar received a Bachelor of Engineering degree in Mechanical Engineering from Osmania University and a Master of Science in Computer Science from University of Houston. As an executive with several years of experience in the technology industry, we believe that Ms. Nayyar contributes her leadership skills and business experience to the Board. In addition, we believe that Ms. Nayyar’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Matthew Nord, 43, has served as a member of our Board since September 2021. He is Partner and Co-Head of Private Equity at Apollo, having joined in 2003. Previously, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc., an investment bank. Mr. Nord serves on the board of directors of Tenneco Inc., a company that designs, manufactures and markets automotive products, West Technology Group, a technology-enabled services company, ScionHealth, a hospital solutions provider, and LifePoint Health, a healthcare provider. Mr. Nord also serves on the board of trustees of Montefiore Health System, the board of overseers of the University of Pennsylvania’s Weitzman School of Design and the board of directors of the Rock & Roll Hall of Fame Foundation. Mr. Nord previously served on the board of directors of ADT Inc. (NYSE: ADT), a company that provides electronic security and monitoring services, from April 2016 to June 2022, Exela Technologies, Inc. (Nasdaq: XELA), a business process automation company, from July 2017 to October 2019, where he was on the Nominating and Governance Committees, and Presidio, Inc. (Nasdaq: PSDO), a global digital solutions and services provider, from November 2014 to December 2019, where he was on the Compensation and Nomination Committees. Mr. Nord graduated summa cum laude with a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania. We believe that Mr. Nord contributes his leadership skills, finance and technology background, and business experience to the Board. In addition, we believe that Mr. Nord’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness. Finally, Apollo affiliates, as of February 6, 2023, hold approximately 40% of our common stock, and, for this reason, we believe that Mr. Nord brings a unique ownership and stockholder representative perspective to the Board.

Merline Saintil, 46, has served as a member of our Board since September 2021. She has served as a technology and business executive at Fortune 500 and privately-held companies, including Intuit Inc. (Nasdaq: INTU), a financial software company, Yahoo! Inc., a web services provider, PayPal Holdings, Inc. (Nasdaq: PYPL), a financial technology company, Adobe Inc. (Nasdaq: ADBE), a computer software company, Joyent Inc., a cloud computing software company, and Sun Microsystems, Inc., a technology company. From April 2019 to February 2020, she was the Chief Operating Officer, R&D-IT of Change Healthcare Inc. (Nasdaq: CHNG), a healthcare technology company. Prior to that, she held the position of Head of Operations, Product & Technology with Intuit Inc., from November 2014 until August 2018. Ms. Saintil currently serves on the boards of directors of Rocket Lab USA, Inc. (Nasdaq: RKLB), a space exploration company, since June 2021, GitLab, Inc. (Nasdaq: GTLB), a DevOps company, since October 2020, Symbotic, Inc. (Nasdaq: SYM), a robotics and automation platform company, since June 2022, and Evolv Technologies Holdings, Inc. (Nasdaq: EVLV), an AI security solutions company, since January 2021. Ms. Saintil is Lead Independent Director and Chair of the Compensation Committee at Rocket Lab USA, Inc. and is the Chair of the Nominating and Governance Committees of Symbotic,

Inc. and EvolvTechnologies Holdings, Inc. Ms. Saintil served on the boards of directors of Banner Corporation (Nasdaq: BANR), a bank holding company, from March 2017 to May 2022, Alkami Technology, Inc. (Nasdaq: ALKT), a digital banking software solutions company, from October 2020 to December 2022, and Lightspeed Commerce Inc. (NYSE: LSPD), an e-commerce software provider, from August 2020 to December 2022. She is certified in Cybersecurity Oversight by the National Association of Corporate Directors and the Carnegie Mellon Software Engineering Institute. Ms. Saintil holds a Bachelor of Science degree in Computer Science from Florida A&M University and a Master of Science degree in Software Engineering Management from Carnegie Mellon University, and has completed Stanford Directors’ College and Harvard Business School’s executive education program. Due to her significant experience in product, technology, and business operations, we believe that Ms. Saintil contributes her leadership skills and business experience to the Board. In addition, we believe that Ms. Saintil’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Duane E. Zitzner, 75, has served as a member of the Board since May
2007. Mr. Zitzner served as Interim Chief Executive Officer of National
ICT Australia Limited (NICTA), Australia’s information and
communications technology research center, from December 2014 to June
2015. He also has had his own consulting firm since January 2005. Prior to that, he served as the Executive Vice President of the Personal Systems
Group at Hewlett-Packard Company (NYSE: HPQ), an information technology company, from 2002 until his retirement in December 2004.
Prior to his appointment as Executive Vice President at Hewlett-Packard
Company, Mr. Zitzner spent several years in various executive positions at
Hewlett-Packard Company, including three years as President of
Computing Systems and three years as Vice President and General
Manager of the Personal Systems Group. Mr. Zitzner received a Bachelor of Science degree in Mathematics from the University of Wisconsin—
Madison and did advanced studies in Computer Science at the University of Minnesota—Twin Cities. As a former executive officer of Hewlett-
Packard Company, we believe that Mr. Zitzner contributes his leadership skills, industry knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Zitzner’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Additional Information Regarding the Directors and Director Nominees

There are no family relationships among any of our directors or executive officers.

Robert Kalsow-Ramos, Nayaki Nayyar, Matthew Nord, and Merline Saintil were nominated for election to the Board by the Apollo Entities (as defined in “Certain Relationships and Related Party Transactions”) pursuant to the Investor Rights Agreement that we entered into in connection with the completion of our acquisition of Tech Data in September 2021. For more information about the terms of the Investor Rights Agreement, see the section entitled “Certain Relationships and Related Party Transactions—Transactions Entered Into in Connection with the Mergers—Related Agreements.” The Apollo Entities hold greater than 5% of our outstanding common stock.

Required Vote

The eleven nominees for director receiving the highest number of affirmative votes will be elected as directors with stockholders having the option to either vote “for” each director or to “withold” their vote. However, the Board has adopted a policy for director elections whereby if a director receives a greater number of votes “withheld” than votes “for” , the Board will review the outcome and make a determination as to the proper remedy. In its review, the Board will consider the totality of the circumstances surrounding the vote to evaluate the situation, and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. A “withhold” vote as to any director nominee will have no effect on the vote’s outcome because the candidates who receive the highest number of affirmative “for” votes are elected; however, “withhold” votes may prevent a director from obtaining a majority of “for” votes, which would trigger the aforementioned additional Board scrutiny. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

The Board recommends a vote “FOR” the election of the nominees set forth above as directors of TD SYNNEX.

CORPORATE GOVERNANCE

Organization of the Board of Directors

The Board held four meetings during the fiscal year ended November 30, 2022. Each director serving during our 2022 fiscal year attended at least 75% of the meetings held by the Board and the committees on which such director served during the last completed fiscal year. We do not have a policy regarding directors’ attendance at the Annual Meeting. However, all members of the Board serving at the time attended the 2022 Annual Meeting.

Our non-management directors meet in regularly scheduled executive sessions without the presence of management. The Lead Independent Director presides over each such executive session.

The Board has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In addition, from time to time, the Board establishes non-standing committees to address matters that may arise during periods between regularly scheduled meetings and/or specific issues not fully applicable to one of the standing committees. The Board has determined that all members of the Audit, Compensation, and Nominating and Corporate Governance Committees meet the independence standards of the NYSE and rules and regulations of the Securities and Exchange Commission (the “SEC”). In addition, each member of the Audit Committee is financially literate as defined by the Board and each member of the Audit and Compensation Committees meets the heightened independence standards of the NYSE and rules and regulations of the SEC applicable to members of these committees. The Board has approved a charter for each of these standing committees, which can be found on our website at www.tdsynnex.com. Our Corporate Governance Guidelines and Code of Conduct, which are applicable to our principal executive, financial and accounting officers, directors and co-workers, are also available on or through our website at www.tdsynnex.com and are available in print to any stockholder upon request. We intend to post any amendments to the Corporate Governance Guidelines or Code of Conduct on our website.

The following lists the three standing committees and their current members.

Audit Committee
Number of Members:	3

Members:	Duane Zitzner, Chair and Audit Committee Financial Expert
Merline Saintil Ann Vezina

Number of Meetings in fiscal year ended November 30, 2022:	8

Functions:

•  Provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls.

•  Oversees the audit efforts of our independent registered public accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management.

•  Responsible for reviewing the framework by which management discusses our risk profile and risk exposures with the full Board and its committees.

•  Meets regularly with our President and Chief Executive Officer, Chief Financial Officer, Corporate Vice President of Internal Audit, independent auditor, Chief Legal Officer, Chief Ethics and Compliance Officer, Chief Accounting Officer, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, and key operational risks. Assist Board oversight of our IT security controls and privacy controls.

•  At least annually reviews the implementation and effectiveness of our compliance and ethics program and reviews as necessary our business continuity plan and results.

•  Meets regularly in separate executive session with the Corporate Vice President of Internal Audit, Chief Financial Officer, and independent auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other matters.

•  Reviews potential related party transactions.

Compensation Committee
Number of Members:	3

Members:	Hau Lee, Chair Fred Breidenbach Nayaki Nayyar

Number of Meetings in fiscal year ended November 30, 2022:	5

Functions:

•  Reviews and determines our general compensation policies and the compensation provided to our officers, including targets for annual and long-term bonus plans.

•  Reviews, determines and approves bonuses for our officers.

•  Reviews, administers and approves equity-based compensation for our officers and co-workers and administers our stock plans and employee stock purchase plan.

•  Reviews the development and implementation of practices, strategies, and policies used for recruiting, managing, and developing employees (i.e., human capital management). These practices, strategies, and policies focus on diversity, equity, and inclusion, workplace environment and safety, and corporate culture. Discusses with management, as appropriate, their progress regarding such practices, strategies, and policies.

•  Responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all co-workers and ensuring executive compensation is aligned with performance.

•  Retains its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made.

•  Charged with monitoring our incentive and equity-based compensation plans.

•  Responsible for making recommendations to the Board regarding director compensation, including director equity compensation.

Nominating and Corporate Governance Committee
Number of Members:	3

Members:	Nayaki Nayyar, Chair Fred Breidenbach Hau Lee

Number of Meetings in fiscal year ended November 30, 2022:	4

Functions:

•  Responsible for making recommendations to the Board regarding candidates for directorships and the size, director qualifications, and composition of the Board, and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

•  Responsible for considering nominations by stockholders.

•  Oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, board diversity and tenure, and our corporate governance profile and ratings.

•  Assists the Board in its review of the development, oversight, and implementation of the Environmental, Social and Governance (“ESG”) policies, programs, and practices, and discusses with management such ESG matters, including sustainability, environmental protection, community and social responsibility, and human rights. • Actively engaged in overseeing risks associated with succession planning for the Board and management.

The Board of Directors’ Role in Risk Oversight

The Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to TD SYNNEX and our stockholders. While the Chief Executive Officer and other members of our senior management team are responsible for the day-to-day management of risk, the Board is responsible for ensuring that an appropriate culture of risk management exists within our company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.

The Company’s Executive Chair of the Board presides at all meetings of the Board and of the Company’s stockholders. The Executive Chair also manages the relationships between the Board and the Company’s management and stockholders. Currently, the Company’s Executive Chair is Dennis Polk. As Executive Chair, Mr. Polk’s duties include those of Executive Chair set forth above plus the following additional duties as an employee: (i) overseeing our Hyve Solutions business; (ii) providing advice and counsel to the Chief Executive Officer on a regular basis; (iii) at the request and direction of the Chief Executive Officer, engaging in critical vendor and customer relationships and community involvement; and (iv) at the request and direction of the Chief Executive Officer or the Board, being involved in specified special projects.

In addition to an Executive Chair, the Board has a lead independent director designated by the Nominating and Corporate Governance Committee, which is comprised solely of independent directors. Ann Vezina is the Lead Independent Director. The Lead Independent Director chairs the meetings of the independent directors and is responsible for consolidating and expressing the views of the independent directors to the Board. The Lead Independent Director’s other functions and responsibilities include: (i) serving as a liaison between the Executive Chair and the independent directors, (ii) discussing with the Executive Chair and CEO, the nature and type of information to be sent to the Board, (iii) approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items, (iv) calling meetings of the independent directors, and (v) if requested by major stockholders, ensuring that she is available for consultation and direct communication.

The Board’s current leadership structure allows the Board to benefit from the leadership and direct participation of the Company’s current Chief Executive Officer and former Chief Executive Officer. At the same time, the leadership structure provides for a strong lead independent director with defined duties and responsibilities to enable the independent directors to provide independent and cohesive oversight and guidance. The Board exercises its oversight responsibility for risk both directly and through three of its standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular oral reports from the committee chairs, and committee meeting minutes and materials are available for review by all directors. Strategic, operational, financial and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. On at least an annual basis, the Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, our Chief Legal Officer updates the Board on material legal and regulatory matters. Our Chief Legal Officer and Chief Ethics and Compliance Officer regularly update the Audit Committee regarding our periodic ethical business conduct training and Code of Conduct. On a regular basis between Board meetings, our Chief Executive Officer and/or other executive officers provide reports to the Board on the critical issues we face and recent developments in our principal operating areas. These reports may include a discussion of business risks as well as a discussion regarding enterprise risk.

Cybersecurity

The maintenance of privacy and a security culture and the prevention of cybercrimes is a core focus that is addressed by the Board during security briefings on cybersecurity matters. Our prioritization of our cybersecurity risk management strategy is critical to maintaining the trust of our stakeholders.

Our cybersecurity program is led by a dedicated team and includes protocols for detecting, addressing, and responding to cybersecurity incidents. Business continuity, disaster recovery planning and testing, and security vulnerability assessments are frequently conducted. Our security strategy has been assessed by several independent security firms and is in compliance with industry best practices. As part of our information security training program, we provide cybersecurity awareness training and emphasize ethical spear-phishing simulations. Our cybersecurity insurance thresholds and deductibles align with industry expectations.

Environmental, Social and Governance (ESG)

We hold ourselves to the highest standards every day, and our stakeholders do, too. We are committed to being a good corporate citizen with clear commitments because we believe in playing a role in building a vibrant, interconnected world and a more sustainable future. We have a Global Responsibility Steering Committee composed of a cross-functional group of senior leaders from around the world. During fiscal year 2022, we completed our first materiality assessment, based on feedback from key internal and external stakeholders and introduced our ESG strategy and goals.

Environmental

Our vision for a vibrant, interconnected world remains focused on protecting our environment. We are committed to lowering our global carbon footprint, setting targets for emission reductions, increasing our sustainability initiatives, and supporting our customers and vendors to achieve their environmental goals. Our facilities teams are constantly searching for new ways to reduce carbon emissions, cut down on energy usage, and improve energy efficiency.

Some highlights of our efforts include:

•	Committed to the Science Based Targets Business Ambition Pledge and announced net zero commitment by 2045

•	Launched a Sustainability Badge training program where co-workers and partners can earn a certification badge on topics such as Sustainability Essentials and Circular Economy

•	Established a Sustainability Working Group and launched two towers of specialization in Circular Economy and Sustainable Transportation and Logistics

•	Completed EcoVadis assessment and achieved a Bronze badge

•	Implemented carbon accounting tool for Sustainability data tracking

•	Completed CDP report to disclose carbon footprint and achieved a “C” (Awareness) score

•	Maintained 12 LEED locations globally

•	Achieved certifications at over 50 TD SYNNEX locations for ISO 9001, ISO 14001, or both

•

To reduce our energy impact, we have invested in five transformative solar projects in Aalst, Belgium; Maplewood, U.K.; Swedesboro, New Jersey; Tempe, Arizona; and in one of our co-headquarters locations of Fremont, California, which has generated more than 9,800 MWh of electricity since the system began operations in 2013

•

Launched a partnership with the University of South Florida (USF) bringing students together to engage on a sustainability project focused on making sustainable recommendations for our Clearwater, Florida co-headquarters location

•	Earned an excellence-level Wastewi$e Certificate in China via Hong Kong Green Organization Certification (HKGOC), a top award for waste reduction and recycling

Social

Our commitment to social responsibility starts with our co-workers, and we are proud to be recognized as a great place to work, a leader in the promotion and practice of diversity, equity and inclusion (“DEI”), and an active member in our local communities. Our philanthropic initiatives reflect our values and we support our co-workers in giving back – whether through monetary donations, volunteer efforts, or fundraising.

Some highlights of our efforts include:

•

Established a DEI Executive Council chaired by our Chief Executive Officer and composed of our executive leadership team, and created four regional DEI Councils (APJ, Europe, Latin America and North America)

•	Named a “Best Place to Work for LGBTQ Equality” after scoring 100% on the U.N. Global Standards and Human Rights Campaign’s Corporate Equality Index

•	Recognized among the “Best Employers for Diversity” by Forbes

•

Funded, supported and grew our seven Business Resource Groups (BRGs). These co-worker-led communities are focused on specific underrepresented affinities and identities, and are tasked with the creation and execution of goals to improve and support our corporate DEI initiatives

•	Established a Community Relations Program that focuses on charitable giving, volunteerism and fundraising and aligns with our three pillars; digital divide, children and wellness.

Governance

We have a history of strong corporate governance based on best practices, local requirements, and the needs of our co-workers, customers, vendors, and stockholders. We are committed to having a diverse Board of Directors, with members coming from a variety of industries and backgrounds. Fifty-five percent (55%) of our current Board of Directors identifies as female or of a minority ethnicity.

Some highlights of our efforts include:

•	Launched our Purpose, Mission, Vision and Values statements and fostered one culture under a Servant Leadership in Action model

•

Designated the Nominating and Corporate Governance Committee as primarily responsible for oversight of ESG issues at our company, with formal updates provided annually to the full Board regarding the company’s ESG performance and disclosure

•	Established our corporate citizenship goals after reviewing the materiality assessment process and ranking

•	Designed and implemented a comprehensive ethics and compliance program to support our value of integrity and promote a culture of ethical leadership and decision-making in our business.

•

Established a broad compliance policy library that is actionable, accessible to our co-workers, and focused on the needs of our co-workers, while providing clear standards for accountability and enforcement when behavior deviates from our collective expectations

•	Maintained a reporting hotline, providing a means to anonymously report behavior inconsistent with our Code of Conduct 24 hours a day, 365 days a year

•	Created ethics and compliance toolkits, containing key points and steps that can be taken in specific situations and delivered in short and simple packages

•	Introduced policy pathway modules, helping co-workers to get answers to compliance-related questions digitally and efficiently by leveraging technology tools

Director Orientation and Continuing Education

We provide directors with an orientation and education program to familiarize them with our business operations and plans, industry trends and corporate governance practices, as well as ongoing education on issues facing us and on subjects that would assist the directors in discharging their duties. The program includes, among other things, biannual visits to different company locations to foster more director interaction with co-workers and familiarity with various company sites and businesses. Directors also are encouraged to attend courses provided by outside organizations covering various governance matters, best practices, and issues of concern to directors of publicly-traded companies. It is our policy that directors are to share with the Board or fellow committee members what they have learned.

Director Nominations

The Board nominates directors for election at each Annual Meeting and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

The Nominating and Corporate Governance Committee has a policy and process regarding consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. The assessment of candidates include the candidates’ relevant industry experience, general business experience, relevant financial experience, interpersonal and communication skills, as well as the candidates’ roles and contributions that are valuable to the business community, personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness. The Nominating and Corporate Governance Committee selects candidates for director based on their character, judgment, diversity of experience and backgrounds, relevance of experience, business acumen, interpersonal and communication skills, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to TD SYNNEX and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it is appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the NYSE. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

The Nominating and Corporate Governance Committee is aware that some corporate governance groups have set a maximum on the number of public company boards on which a public company director should sit regardless of the individual circumstances of the director or nature of the companies involved. The Board recognizes the concern of overboarding, where a director sits on an excessive number of boards, and, has set a limit requiring directors to sit on no more than four boards of companies (in addition to our Board) that are publicly traded on any U.S. stock exchange without express approval of the Board. In nominating candidates for director the Nominating and Corporate Governance Committee has considered the following factors, among others, in looking at the time availability of each prospective director nominee on an individual basis: (1) the size and location of the other companies, (2) the director’s board duties at those companies and extent of board committee service; (3) the extent of service on large private company boards, (4) board tenure, and (5) board meeting attendance. Based on these factors, the Nominating and Corporate Governance Committee determined no director nominee should be removed from consideration due to the number of public company boards on which the director nominee serves.

Prior to each Annual Meeting, the Nominating and Corporate Governance Committee identifies nominees first by reviewing the current directors. Pursuant to the Investor Rights Agreement (as defined below), the Nominating and Corporate Governance Committee also considers the nominees proposed by the Apollo Entities. All candidates, however nominated, are evaluated based on the criteria described above, including each candidate’s demonstrated prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, subject to the terms of the Investor Rights Agreement, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify our Corporate Secretary, any member of the Nominating and Corporate Governance Committee, or the persons referenced below in “Communications with the Board of Directors” in writing with any supporting material the stockholder considers appropriate. For more information about the Investor Rights Agreement, see the section entitled “Certain Relationships and Related Party Transactions—Transactions Entered Into in Connection with the Mergers—Related Agreements.”

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at an Annual Meeting. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that the stockholder’s notice must be delivered to, or mailed and received, not more than 120 days nor less than 90 days in advance of the anniversary of the date the proxy statement was provided to the stockholders in connection with the previous year’s Annual Meeting. However, in the event that no Annual Meeting was held in the previous year or the Annual Meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s Annual Meeting, notice by the stockholder must be received by the Corporate Secretary no later than the close of business on the later of (i) the 90th day prior to such Annual Meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Information required by our Bylaws to be in the notice include, among other requirements, the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. The nominee must also complete a signed questionnaire, representation and agreement as described in our Bylaws.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: TD SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538, Attention: Corporate Secretary. You can obtain a copy of our Bylaws by writing to the Corporate Secretary at this address.

Communications with the Board of Directors

The Board has a process for stockholders and other interested persons to send communications to directors. If you wish to communicate with the Board as a whole or to non-management directors, you may send your communication in writing to: David Vetter, Corporate Secretary or Duane Zitzner at 44201 Nobel Drive, Fremont, California 94538, Audit Committee Chair or Allison Leopold Tilley at Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto, California 94304. You must include your name and address in the written communication and indicate whether you are a stockholder of TD SYNNEX or other interested person. Mr. Vetter, Mr. Zitzner or Ms. Leopold Tilley will review any communication received from a stockholder or other interested person, and all material communications from stockholders or other interested persons will be forwarded to the appropriate director or directors or Board committee based on the subject matter.

2022 Directors’ Compensation Table

The following tables set forth the compensation amounts paid to each person who served as a non-executive director during the fiscal year ended November 30, 2022 for their service in such fiscal year. The table does not include the compensation amounts paid to Mr. Polk, who currently is Executive Chair and an employee of the Company, as well as to Mr. Hume, who currently is President and Chief Executive Officer, as both are named in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	All Other Compensation ($)(3)	Total ($)
Fred Breidenbach	92,500	184,952	—	1,319	278,771
Robert Kalsow-Ramos(4)	—	—	—	—	—
Hau Lee	112,500	184,952	—	1,319	298,771
Matthew Miau	92,500	184,952	—	1,588	279,040
Nayaki Nayyar	108,750	184,952	—	1,555	295,257
Matthew Nord (4)	—	—	—	—	—
Merline Saintil	92,500	184,952	—	1,555	279,007
Ann Vezina	116,250	184,952	—	1,319	302,521
Duane Zitzner	127,500	184,952	—	1,319	313,771

(1)

Amounts listed in these columns represent the grant date fair value of stock awards recognized by us under FASB ASC Topic 718 for the fiscal year ended November 30, 2022 rather than the amounts realized by the named individuals. See Note 6 “Share-Based Compensation” for valuation assumptions used to calculate the fair value included in our Annual Report on Form 10-K for fiscal year ended November 30, 2022.

(2)	The table below sets forth the aggregate number of stock awards that have not vested that are outstanding held by our non-executive directors as of November 30, 2022.

Name	Stock Awards
Fred Breidenbach	448
Robert Kalsow-Ramos	—
Hau Lee	448
Matthew Miau	448
Nayaki Nayyar	448
Matthew Nord	—
Merline Saintil	448
Ann Vezina	448
Duane Zitzner	448

(3)

The amounts in this column represent the dollar value of dividends paid during the fiscal year ended November 30, 2022 (as part of a dividend paid to all of our stockholders) on unvested restricted stock awards; such dividends were not factored into the grant date fair value of stock awards required to be reported in the stock awards column of the table.

(4)

Board members representing Apollo are uncompensated. Therefore, Mr. Nord and Mr. Kalsow-Ramos do not receive any compensation from the Company for their service as director during the fiscal year ended November 30, 2022.

Narrative to Directors’ Compensation Table

The compensation and benefit program for our non-executive directors is designed to achieve the following goals: (1) compensation should fairly pay directors for work required of directors serving an entity of our size and scope; (2) compensation should align directors’ interests with the long-term interests of stockholders; and (3) the structure of compensation should be transparent and easy for stockholders to understand. We review director compensation every year.

For the fiscal year ended November 30, 2022, other than Matthew Nord and Robert Kalsow-Ramos, each non-executive director received an annual retainer of $100,000 payable quarterly and an annual restricted stock grant under the 2020 Stock Incentive Plan valued at approximately $185,000. The annual retainer was increased from $85,000 effective upon the 2022 Annual Meeting. The annual grant is prorated based upon the expected service period between the director’s service commencement date and the immediately following Annual Meeting. The valuation of the stock price in determining the number of shares of restricted stock is based upon the closing price on the first trading day following the director’s appointment or election (or, if during a trading blackout period, upon the expiration of the third trading day following the opening of the trading window that follows the quarterly earnings call) and vests quarterly based upon our fiscal quarters.

Additionally, for the fiscal year ended November 30, 2022, the chairs of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee received cash retainers payable quarterly in advance. These retainer amounts are reviewed and revised from time to time to reflect compensation practices among our peers based on information provided by our compensation consultant Compensia, Inc. (“Compensia”). The chair of the Audit Committee receives a retainer of $35,000. The chair of the Compensation Committee receives a retainer of $20,000. The chair of the Nominating and Corporate Governance Committee receives a retainer of $20,000, which was increased from $12,500 effective upon the 2022 Annual Meeting. The Lead Independent Director receives an additional cash retainer of $35,000. Also, all directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board or any committee of the Board.

We request each current member of the Board, other than the uncompensated Apollo Directors, to hold an equity position in TD SYNNEX of the equivalent value of at least five times the annual base retainer (excluding committee chair retainers) in common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting, commencing with the 2023 Annual Meeting. For any director initially elected after the 2020 Annual Meeting, we provide a five-year period within which to meet the equity ownership request.

In the fiscal year ended November 30, 2022, Matthew Miau received the same standard retainer and equity compensation as the other outside directors, as approved by the Nominating and Corporate Governance Committee, which had responsibility for review of director compensation. Any future compensation payable to Mr. Miau will be based upon the approval of the Compensation Committee, which is composed of disinterested members of the Board and since September 2022 has had responsibility for review of director compensation.

Compensation Committee Interlocks and Insider Participation

Fred Breidenbach, Hau Lee, and Nayaki Nayyar, served as members of the Compensation Committee during the fiscal year ended November 30, 2022. None of the members who served on the Compensation Committee during the fiscal year ended November 30, 2022 has served as an officer or been an employee of TD SYNNEX and we do not have any related person transactions with any of the members of the Compensation Committee. In addition, the Board has determined that these members, including nominees Ms. Nayyar and Messrs. Breidenbach and Lee, have no material relationship with us, that each of these directors is an independent director and that each of these directors meets the heightened independence standards applicable to members of the Compensation Committee. None of our executive officers currently serves, or in the past year has served, on the board of directors or compensation committee of any entity that has one or more executive officers serving, or proposed to serve, that are a member of our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of our executive officers or directors or a director nominee;
●	any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;
●

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent,        stepparent,        spouse,            sibling,         mother-in-law,        father-in-law,      son-in-law, daughter-in-law, brother-in-law or sister-in-law of an executive officer, director, director nominee or a beneficial owner of more than 5% of any class of our voting securities, and any person (other than a tenant or employee) sharing the household of such executive officer, director, director nominee or beneficial owner of more than 5% of any class of our voting securities; or

●

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position of control or in which such person has a 10% or greater beneficial ownership interest

We have adopted a written policy requiring material transactions relating to related party transactions to be approved by the Audit Committee, which is composed of disinterested members of the Board. The Audit Committee will review such Related Person Transactions at its regularly scheduled meetings or at special meetings called for that purpose. The Audit Committee will approve, ratify or disapprove a Related Person Transaction, and will decide if any amendments, modifications, remedies, or conditions to ensure the Related Person Transaction is conducted in a fair manner should be made. The Audit Committee will review and consider the relevant facts and circumstances of a Related Person Transaction and whether the Related Person Transaction has an impact on any other regulatory or listing standards, or policy of the Company. Transactions will be approved or ratified if the Audit Committee determines, in its business judgment based on the review of the available information, that the Related Person Transaction is fair, reasonable and consistent with the best interests of the Company.

Transactions Related to the Acquisition of Tech Data

The Mergers

On September 1, 2021, legacy SYNNEX Corporation acquired legacy Tech Data Corporation through a series of two mergers, which are described below, and such acquisition is described herein as the “Mergers”. As a result of the Mergers, Tech Data became an indirect subsidiary of TD SYNNEX Corporation. The acquisition was completed pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated March 22, 2021 by and among the Company, Spire Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub I”), Spire Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub II”), and Tiger Parent (AP) Corporation, a Delaware corporation (“Tiger Parent”), which is the parent corporation of Tech Data, pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub I merged with and into Tiger Parent (the “Initial Merger”), with Tiger Parent surviving the Initial Merger as a wholly owned subsidiary of the Company (such surviving corporation, the “Surviving Corporation”), followed immediately by the merger of the Surviving Corporation with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of the Company.

Pursuant to the Merger Agreement at the effective time of the Initial Merger and in consideration for all the issued and outstanding common shares of Tiger Parent, we paid to Tiger Parent Holdings, L.P. (“Tiger Holdings”), an affiliate of Apollo Management IX, L.P. and Tiger Parent’s sole stockholder, consideration of $1,610,000,000 in cash ($1,110,000,000 in cash after giving effect to the $500,000,000 equity contribution by Tiger Holdings to Tiger Parent prior to the effective time) and 44,000,000 shares of our common stock. As a result of the Mergers, Tiger Holdings became the holder of approximately 46% of our common stock at the time.

Following the closing of the Mergers, Tiger Holdings distributed or transferred an aggregate of 43,248,620 shares of our common stock to various individuals and entities. As part of these distributions and transfers, Tiger Holdings transferred an aggregate of 42,601,585 shares of our common stock to entities affiliated with Apollo Management IX, L.P. as follows: 26,651,552 shares to AP IX Tiger Holdings, L.P., 10,309,583 shares to AP IX Tiger Coinvest (ML), L.P. and 5,640,450 shares to AP IX Tiger Coinvest L.P. (these funds, collectively with Tiger Holdings, the “Apollo Entities”) and also transferred initially to Mr. Hume 45,727 shares, Mr. Zammit 22,824 shares, Mr. Vetter 12,334 shares and Ms. Nayyar 1,729 shares. Apollo subsequently restructured its holdings among its affiliates and also sold a portion of its holdings.

Related Agreements

Investor Rights Agreement

In connection with the completion of the Mergers, we entered into an Investor Rights Agreement with Tiger Holdings dated as of September 1, 2021 (the “Investor Rights Agreement”). The Investor Rights Agreement includes certain rights and obligations as set forth below.

Board of Directors

Pursuant to the Investor Rights Agreement, the Apollo Entities have the right to nominate a certain number of directors for our Board, depending on the percentage of the outstanding shares of our common stock held by the Apollo Entities. Specifically, the Apollo Entities have the right to nominate:

(i)

up to four directors, if the Apollo Entities collectively own 30% or more of the outstanding shares of our common stock, two of which must be “independent” directors, within the meaning of the New York Stock Exchange;

(ii)	up to three directors, if the Apollo Entities collectively own between 20% and 30% of the outstanding shares of our common stock, one of which must be an independent director;
(iii)	up to two directors, if the Apollo Entities collectively own between 10% and 20% of the outstanding shares of our common stock; and
(iv)	up to one director, if the Apollo Entities collectively own between 5% and 10% of the outstanding shares of our common stock.

The directors nominated by the Apollo Entities shall be referred to herein as “Apollo Directors.” The initial Apollo Directors are Robert Kalsow-Ramos, Nayaki Nayyar, Matthew Nord, and Merline Saintil. Pursuant to the Investor Rights Agreement, any replacement Apollo Director must be approved by a majority of the directors on the Board that are not Apollo Directors.

The Investor Rights Agreement also provides that, of the remaining directors who are not Apollo Directors, one director shall be the then-serving Chief Executive Officer of the Company, currently Richard Hume, and the other directors will be nominated in accordance with the provisions of our bylaws and Certificate of Incorporation, currently Dennis Polk, Fred Breidenbach, Hau Lee, Matthew Miau, Ann Vezina and Duane Zitzner. In the event the size of the Board is increased or decreased to other than eleven directors, the number of Apollo Directors will be proportionately increased or decreased to most closely equal the percentage of the Board originally consisting of Apollo Directors. The Board may determine the composition and makeup of any committees of the Board. The Lead Independent Director will also be selected by the Board. Apollo Directors must fulfill their pro rata portion of any diversity requirements pursuant to law, stock exchange rules, or other regulatory requirements based on the percentage of the Board consisting of Apollo Directors.

Directors’ and Officers’ Insurance

Under the Investor Rights Agreement, we must maintain directors’ and officers’ liability insurance as determined by the Board, with the Company serving as the primary indemnitor for all directors, including the Apollo Directors.

Information Rights

Under the Investor Rights Agreement, for so long as the Apollo Entities own at least 10% of our common stock, the Apollo Entities have certain inspection and information rights, including, among other things, access to our or our material subsidiaries’ books and records, access to our auditors and officers, access to quarter-ends reports, and information on significant corporate actions.

Certain Actions Requiring Approvals

Under the Investor Rights Agreement, we or our material subsidiaries may not, without approval of a majority of the directors on the Board, which must include the approval of a majority of the Apollo Directors, amend any provision of our charter, bylaws or similar organizational documents in a way that adversely affects the Apollo Entities.

Restricted Activities; Voting

Under the Investor Rights Agreement, the Apollo Entities may not, without our prior written consent:

•	make any statement or proposal to the Board or our stockholders with respect to any business combination, tender offer, or sale of substantially all assets;
•	form any voting groups with any of our stockholders other than solely among affiliates of the Apollo Entities;
•	seek to control or change the management of the Board or the Company;
•	acquire any additional shares of our stock entitled to vote; or
•	publicly disclose any arrangement relating to the foregoing or knowingly facilitate any of the foregoing.

These restrictions will automatically terminate on the first date following the 90th day after the Apollo Entities collectively beneficially own less than 5% of the outstanding shares of our common stock.

Corporate Opportunity Waiver

Under the Investor Rights Agreement, we have waived the corporate opportunity doctrine to the extent permitted under the Delaware General Corporation Law with respect to the Apollo Directors and Apollo Entities, so long as such person is not an employee of the Company or our subsidiaries (the “Covered Persons”). Specifically, we agreed that the Covered Persons do not have a duty to refrain from: (i) investing in or conducting any business of any kind, (ii) doing business with our or any of our affiliates’ clients, customers, vendors or lessors, or (iii) making any investments in any kind of property in which we may make investments. Further, we agreed, among other things, subject to any express agreement otherwise that may from time to time be in effect, that if a Covered Person acquires knowledge of a potential transaction which may constitute a corporate opportunity for both (a) the Covered Person outside of his or her capacity as a member of the Board and (b) the Company, then the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to us, and we renounced any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as a member of the Board, or as expressly agreed otherwise.

Registration Rights

Pursuant to the Investor Rights Agreement, we filed an automatically effective registration statement registering the resale of the Registrable Securities (as defined below) on September 2, 2021. Additionally, pursuant to the Investor Rights Agreement, the Apollo Entities have the right to require us to register a sale of any Registrable Securities held by the Apollo Entities with a dollar value of $100 million or greater. The Apollo Entities are entitled to make up to two registration demands in any rolling twelve-month period, including short form registration demands, that we register such securities for sale under the Securities Act of 1933. We also agreed that the Apollo Entities will have “piggy-back” registration rights to include their Registrable Securities in certain other registration statements filed by us.

For purposes of the Investor Rights Agreement, “Registrable Securities” means shares of our common stock; provided that any Registrable Securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such registration statement, (b) such Registrable Securities are distributed pursuant to Rule 144 or (c) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by us; and provided, further, that any securities that have ceased to be Registrable Securities shall not thereafter become Registrable Securities and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities is not a Registrable Security.

Interests of the Company’s Directors and Executive Officers in the Mergers

In connection with the Mergers, on September 1, 2021, we issued common stock to Tiger Parent as part of the Merger Consideration. The general partner of Tiger Holdings had adopted resolutions prior to the Mergers, pursuant to which, immediately following the effectiveness of the Mergers, all profits interests of Tiger Holdings, all of which were held by certain members of management of Tech Data Corporation, were cancelled and exchanged for the right to receive an aggregate of 1,206,549 shares of our common stock. On September 9, 2021, Tiger Holdings transferred 455,207 shares of that common stock to those management members and placed in an escrow account administered by Tiger GP the other 751,342 shares, which would be distributed to those management members pending satisfaction of certain time-based vesting requirements by them. Fifty percent of the escrowed shares vested one year following the closing date of the Mergers; therefore, during our fiscal year 2022 Tiger Parent transferred a certain number of shares of our common stock to certain of our officers and directors, as indicated below:

Name	Number of Shares (1)	Approximate Value of Shares(2)

Richard Hume	81,195	$8,963,116

David Vetter	16,896	$1,865,149

Patrick Zammit	35,200	$3,885,728

(1) Does not include shares held in an escrow account administered by Tiger GP, for Mr. Hume 81,194 shares, for Mr. Zammit 35,200 shares, and for Mr. Vetter 16,896 shares will vest on the second anniversary of the closing date so long as the management member remains employed by TD SYNNEX for the period. If the management member’s employment terminates as a result of a not-for-cause termination by TD SYNNEX or as a result of a good reason departure by the management member, then the escrowed shares vest pro rata based upon the number of days since the closing date or the last anniversary over 365 days.

(2) Based on the closing price of our common stock on January 23, 2023, $110.39.

MiTAC Transactions Overview

We have a business relationship with MiTAC International Corporation (“MiTAC International”), a publicly-traded company in Taiwan that began in 1992 when it became our primary investor through its affiliates. In September 2013, MiTAC Holdings Corporation (“MiTAC Holdings”) was established through a stock swap from MiTAC International and became a publicly traded company on the Taiwan Stock Exchange. MiTAC International is now a wholly owned subsidiary of MiTAC Holdings. As of January 23, 2023, and as detailed in the table below, MiTAC Holdings and its affiliates (companies listed in the table below) beneficially owned approximately 9.7% of our common stock. Matthew Miau, our Chair Emeritus of the Board and a director, is the Chairman of MiTAC Holdings and a director of MiTAC Holdings’ affiliates.

Until July 31, 2010, we worked with MiTAC Holdings on OEM outsourcing and jointly marketed MiTAC Holdings’ design and electronic manufacturing services and our contract assembly capabilities. On July 31, 2010, MiTAC Holdings purchased certain assets related to the contract assembly business including inventory and customer contracts, primarily related to customers then being jointly serviced by MiTAC Holdings and us. We made payments of $0.4 million and $0.2 million to MiTAC Holdings and its affiliates for reimbursement of rent and overhead costs for facilities used by us during fiscal years ended November 30, 2022 and 2021, respectively.

We purchased inventories and services from MiTAC Holdings and its affiliates totaling $257.7 million and $199.7 million during fiscal years 2022 and 2021, respectively. Our sales to MiTAC Holdings, and its affiliates during fiscal years 2022 and 2021 totaled $1.3 million and $0.6 million, respectively. Most of the purchases and sales in 2022 and 2021 were pursuant to the agreements mentioned under the heading “Agreements with MiTAC Holdings and Affiliates” below.

Our business relationship with MiTAC Holdings and its affiliates has been informal and is not governed by long-term commitments or arrangements with respect to pricing terms, revenue or capacity commitments.

We negotiate pricing and other material terms on a case-by-case basis with MiTAC Holdings and its affiliates. We have adopted a policy requiring that material transactions with MiTAC Holdings or its related parties be approved by the Audit Committee, which is composed solely of independent directors. In addition, Matthew Miau’s compensation was approved by the Nominating and Corporate Governance Committee and will be approved by the Compensation Committee going forward, which are also composed solely of independent directors.

Beneficial Ownership of our Common Stock by MiTAC Holdings

As noted above, MiTAC Holdings and its affiliates in the aggregate beneficially owned approximately 9.7% of our common stock as of January 23, 2023. These shares are owned by the following MiTAC affiliates:

MiTAC Affiliate	Shares

MiTAC Holdings(1)	5,299,980

Synnex Technology International Corporation(2)	3,859,888

Total	9,159,868

(1)

Represents 2,403,229 shares held via MiTAC Holdings, 2,594,649 shares held via MiTAC International, a wholly owned subsidiary of MiTAC Holdings, and 302,102 shares held via Silver Star Developments Ltd., a wholly-owned subsidiary of MiTAC International. Excludes 193,567 shares directly held by Matthew Miau, 217,050 shares indirectly held by Mathew Miau through a charitable remainder trust, and 189,603 shares indirectly held through his wife.

(2)

Synnex Technology International Corp. (Synnex Technology International) is a separate entity from us and is a publicly-traded corporation in Taiwan. Shares are held via Peer Development Ltd., a wholly-owned subsidiary of Synnex Technology International. MiTAC Holdings owns a noncontrolling interest of 14.06% in MiTAC Incorporated, a privately-held Taiwanese company, which in turn holds a noncontrolling interest of 15.65% in Synnex Technology International. Neither MiTAC Holdings nor Mr. Miau is affiliated with any person, entity, or entities that hold a majority interest in MiTAC Incorporated.

While the ownership structure of MiTAC Holdings and its affiliates is complex, it has not had a material adverse effect on our business in the past, and we do not expect it to do so in the future.

Synnex Technology International is a separate entity from us and is a publicly-traded corporation in Taiwan that currently provides distribution and fulfillment services to various markets in Asia and Australia, and is also our competitor. Neither MiTAC Holdings nor Synnex Technology International is restricted from competing with us.

Agreements with MiTAC Holdings and Affiliates

We have entered into several additional agreements with affiliates of MiTAC Holdings. These agreements do not constitute contracts or obligations by any party to purchase products or services from the other parties, nor do they restrict our ability to conduct our business, except where so noted below. Accordingly, we do not believe that the termination of any of these agreements would have a material adverse effect on our business. Pursuant to these agreements, the terms for contracted services or purchased products are individually negotiated and, if agreed upon by the parties, such terms are included in a purchase order. In the fiscal year ended November 30, 2022, we paid an aggregate of approximately $257.7 million to MiTAC Holdings and its affiliates, most of which was paid pursuant to the distribution and supply agreements described below.

Distribution Agreement. In April 2009, we entered into a distribution agreement with MiTAC Digital Corp. Pursuant to the agreement, we may purchase certain MiTAC Digital products for distribution in the United States. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by either party upon 90 days prior written notice of termination to the other party.

Logistics Services Agreements. In March 2010, we entered into a logistical services agreement with MiTAC Digital Corp. Pursuant to the agreement, we provide certain reverse logistics services related to products returned by MiTAC Digital’s customers in Canada. The agreement had an initial term of two years and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of the parties or, following the initial two year term, by either party without cause upon 90 days prior written notice of termination to the other party.

Distribution Agreement—Stocking. In October 2006, we entered into a distribution and stocking agreement with MiTAC International. Pursuant to the agreement, we may purchase certain MiTAC International products for distribution in the United States. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.

Manufacturing Supply Agreement. In October 2014, our subsidiary Hyve Solutions Corporation and its affiliates and subsidiaries entered into a manufacturing supply agreement with MiTAC Computing Technology Corporation. Pursuant to the agreement, Hyve Solutions may purchase and use certain MiTAC Computing Technology products to fulfill manufacturing contracts for third party customers worldwide. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party. During fiscal 2019, we also embarked upon a collaboration with MiTAC Computing Technology Corporation in furtherance of our design and supply program. During fiscal 2022 we began steps to cease the collaboration, but MiTAC Computing Technology continues to provide support to Hyve Solutions Corporation’s design and supply program under existing agreements.

Logistics Services Agreement. In November 2011, we entered into a logistics services agreement with Getac, Inc., a subsidiary of Getac Technology Corporation, where we provide integration services and pick, pack and ship services for Getac. The agreement had an initial term of two years and automatically renews for subsequent one year terms. The agreement may be terminated without cause by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party.

Distribution Agreement. In February 2012, we entered into a distribution agreement with Getac, Inc. Pursuant to the agreement, we may purchase certain Getac products for distribution in the United States and Canada. The agreement has an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by either party upon 30 days prior written notice of termination to the other party.

Strategic Distribution Agreement-Non-Consignment. In January 2018, we entered into a strategic distribution agreement-non-consignment with Getac Video Solutions, Inc., a subsidiary of Getac Technology Corporation. Pursuant to this Agreement, we may purchase certain Getac Video Solutions Products for distribution in the United States and Canada. The agreement had an initial term of one year and automatically renews for subsequent one-year terms. The agreement may be terminated without cause by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.

Letter Agreement. In connection with the Mergers and the Investor Rights Agreement, we entered into a letter agreement (the “Letter Agreement”) with Silver Star Developments Ltd., Peer Developments Ltd., and any of their affiliates that becomes an owner of TD SYNNEX common stock (the “MiTAC Stockholders”). Under the Letter Agreement, we have agreed that, in the event we file a registration statement with respect to an underwritten offering or a shelf registration statement, whether on our own account or otherwise, or we receive an underwritten shelf take-down notice, then the MiTAC Stockholders shall be given notice thereof, and shall be entitled to include in such filings the shares of TD SYNNEX common stock held by them, subject to certain underwiter cutbacks.

Agreement with Concentrix

Commercial Agreement. We entered into a master Commercial Agreement with Concentrix Solutions Corporation (“Concentrix Solutions”), a subsidiary of Concentrix, which we spun-off in December 2020. The Commercial Agreement and its related statements of work do not constitute contracts or obligations by any party to purchase products or services from the other parties, nor do they restrict our ability to conduct our business. Accordingly, we do not believe that the termination of any of the Commercial Agreement would have a material adverse effect on our business. Pursuant to the agreement, the terms for contracted services or purchased products are individually negotiated and, if agreed upon by the parties, such terms are included in an SOW (with respect to services provided by Concentrix Solutions) or sales order/invoice (with respect to purchases made by Concentrix Solutions). In the fiscal year ended November 30, 2022, we paid an aggregate of approximately $27.8 million to Concentrix and its affiliates.

Indemnification Agreements

We entered into indemnification agreements with directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also may enter into indemnification agreements with our future directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 23, 2023, the record date, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the 2022 Summary Compensation Table on page 49, (iii) each of our directors and (iv) all our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o TD SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. Subsequent to the record date, and as previously reported on a Form 8-K filed by us on January 30, 2023, Tiger Holdings (as defined below) sold shares of our common stock subsequent to the record date, which reduced the percentage beneficially owned by Tiger Holdings to approximately 40% of our outstanding shares immediately following such sale. The percentage of common stock beneficially owned in the table below is based on 95,368,991 shares outstanding as of January 23, 2023.

	Amount and Nature of Beneficial Ownership

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Right To Acquire Beneficial Ownership within 60 days of January 23, 2023(2)	Total	Percentage Beneficially Owned (1)(2)
5% Stockholders:
Tiger Parent Holdings, L.P. (“Tiger Holdings”) and related parties (3) See note (3) for address	42,977,877(3)	—	42,977,877	45%

MiTAC International Corporation and related parties(4) See note (4) for address	9,760,088	—	9,760,088	10%
FMR LLC(5) 245 Summer Street Boston, MA 02210	5,321,699	—	5,321,699	6%
Directors and Named Executive Officers:
Fred Breidenbach	20,022	—	20,022	*
Richard Hume	223,150	21,318	244,468	*
Robert Kalsow-Ramos	—	—	—	*
Hau Lee	27,151	—	27,151	*
Matthew Miau (4)(6)	600,220	—	600,220	*
Nayaki Nayyar	4,289	—	4,289	*
Matthew Nord	—	—	—	*
Dennis Polk	126,510	150,322	276,832	*
Merline Saintil	2,560	—	2,560	*
Michael Urban	35,930	43,211	79,141	*
Ann Vezina	5,711	—	5,711	*
Marshall Witt	50,893	63,968	114,861	*
Patrick Zammit	101,463	—	101,463	*
Duane Zitzner (7)	26,641	—	26,641	*
All current directors and executive officers as a group (16 persons)	1,324,080	299,583	1,623,663	1.7%

*	Amount represents less than 1% of our common stock.

(1)

We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)

For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire upon exercise of stock options within 60 days of January 23, 2023 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)

Based on information reported on Amendment No. 2 to Schedule 13D filed with the SEC on March 4, 2022 and subsequent Form 4 filed with the SEC on January 13, 2023 by Tiger Parent Holdings, L.P. and the other Reporting Persons therein.

The following is based on information reported on Form 4 filed with the SEC on January 13, 2023 by Tiger Parent Holdings, L.P. (“Tiger Holdings”) and the other Reporting Persons therein.

Tiger Holdings, AP IX Tiger Holdings, L.P. (“AP IX Tiger”), AP IX Tiger Co-Invest II, L.P. (“Tiger Co-Invest II”) and AP IX Tiger Co-Invest (ML), L.P. (“Tiger Co-Invest ML”) each hold the shares. Tiger Parent Holdings GP, LLC (“Tiger GP”) is the general partner of Tiger Holdings. AP IX Tiger is the sole member of Tiger GP. AP IX Tiger Co-Invest (ML) GP, LLC (“Tiger Co-Invest ML GP”) is the general partner of Tiger Co-Invest ML. AP IX Tiger Holdings GP, LLC (“AP IX Tiger GP”) is the general partner of AP IX Tiger, and Tiger Co-Invest II, and the sole member of Tiger Co-Invest ML GP. Apollo Management IX, L.P. (“Management IX”) is the non-member manager of AP IX Tiger GP. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Each of the entities listed herein, other than Tiger Holdings, AP IX Tiger, Tiger Co-Invest II and Tiger Co-Invest ML, disclaims beneficial ownership of any shares of the common stock owned of record by Tiger Holdings, AP IX Tiger, Tiger Co-Invest II and Tiger Co-Invest ML, except to the extent of any pecuniary interest therein.

The following is based on information reported on Amendment No. 2 to Schedule 13D filed with the SEC on March 4, 2022 by Tiger Parent Holdings, L.P. (“Tiger Holdings”) and the other Reporting Persons therein.

(a) Tiger Parent Holdings, L.P. shares dispositive and voting power as to 38 of the shares.
(b) Tiger Parent Holdings GP, LLC shares dispositive and voting power as to 751,108 of the shares.
(c) AP IX Tiger Holdings, L.P. shares dispositive and voting power as to 27,402,660 of the shares.
(d) AP IX Tiger Co-Invest, L.P. shares dispositive and voting power as to 0 of the shares.
(e) AP IX Tiger Co-Invest II, L.P. shares dispositive and voting power as to 5,867,658 of the shares.
(f) AP IX Tiger Co-Invest (ML), L.P. shares dispositive and voting power as to 10,082,375 of the shares.
(g) AP IX Tiger Co-Invest (ML) GP, LLC shares dispositive and voting power as to 10,082,375 of the shares.
(h) AP IX Tiger Holdings GP, LLC shares dispositive and voting power as to 43,352,693 of the shares.
(i) Apollo Management IX, L.P. shares dispositive and voting power as to 43,352,693 of the shares.
(j) AIF IX Management, LLC shares dispositive and voting power as to 43,352,693 of the shares.
(k) Apollo Management, L.P. shares dispositive and voting power as to 43,352,693 of the shares.
(l) Apollo Management GP, LLC shares dispositive and voting power as to 43,352,693 of the shares.
(m) Apollo Management Holdings, L.P. shares dispositive and voting power as to 43,352,693 of the shares.
(n) Apollo Management Holdings GP, LLC shares dispositive and voting power as to 43,352,693 of the shares.

Tiger Holdings, AP IX Tiger Holdings, L.P. (“AP IX Tiger”), AP IX Tiger Co-Invest, L.P. (“Tiger Co-Invest”), AP IX Tiger Co-Invest II, L.P. (“Tiger Co-Invest II”) and AP IX Tiger Co-Invest (ML), L.P. (“Tiger Co-Invest ML”) each hold the shares. Tiger Parent Holdings GP, LLC (“Tiger GP”) is the general partner of Tiger Holdings. AP IX Tiger is the sole member of Tiger GP. AP IX Tiger Co-Invest (ML) GP, LLC (“Tiger Co-Invest ML GP”) is the general partner of Tiger Co-Invest ML. AP IX Tiger Holdings GP, LLC (“AP IX Tiger GP”) is the general partner of AP IX Tiger, Tiger Co-Invest and Tiger Co-Invest II, and the sole member of Tiger Co-Invest ML GP. Apollo Management IX, L.P. (“Management IX”) is the non-member manager of AP IX Tiger GP. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Each of the entities listed herein, other than Tiger Holdings, AP IX Tiger, Tiger Co-Invest, Tiger Co-Invest II and Tiger Co-Invest ML, disclaims beneficial ownership of any shares of the common stock owned of record by Tiger Holdings, AP IX Tiger, Tiger Co-Invest, Tiger Co-Invest II and Tiger Co-Invest ML, except to he extent of any pecuniary interest therein.

The address of the principal office of Tiger GP, Tiger Co-Invest ML GP, and AP IX Tiger GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of the principal office of Tiger Holdings, AP IX Tiger, Tiger Co-Invest, Tiger Co-Invest II, Tiger Co-Invest ML, Management IX, AIF IX LLC, Apollo LP, Management GP, Management Holdings, and Management Holdings GP is 9 West 57th Street, New York, NY 10019.

(4)

Based on information reported on a Schedule 13G/A filed with the SEC on February 14, 2022 and subsequent Form 4s filed with the SEC on October 6, 2022, the amount includes 2,594,649 shares held by MiTAC International Corporation, 2,403,229 shares held by MiTAC Holdings Corporation, 302,102 shares held by Silver Star Developments Ltd. and 3,859,888 shares held by Peer Developments Ltd. Silver Star Developments Ltd. is a wholly-owned subsidiary of MiTAC International Corporation. MiTAC International Corporation is a wholly owned subsidiary of MiTAC Holdings Corporation. The principal business office for MiTAC International Corporation and Silver Star Developments Ltd. is No. 200 Wenhua 2nd Road, Guishan Dist., Taoyuan City 333, Taiwan (R.O.C.). Jhi-Wu Ho and Hsiang-Yun Yang, the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd. Peer Developments Ltd. is a wholly-owned subsidiary of Synnex Technology International Corporation. The principal business office for Synnex Technology International Corporation and Peer Developments Ltd. is 4th Floor, No. 75 Sec. 3, Minsheng East Road, Zhongshan Dist., Taipei City 104, Taiwan (R.O.C.). Matthew F.C. Miau and Shu-Wu Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by Peer Developments Ltd. Matthew F.C. Miau is the Chairman of the board of directors of MiTAC International Corporation and Synnex Technology International Corp. and a director of TD SYNNEX. Each of the reporting persons disclaims membership in a group. The beneficial ownership of the 600,220 shares Matthew F.C. Miau claims, and which is included in the amount reported above, includes 193,567 shares directly held by Mr. Miau, 217,050 shares indirectly held by MASJ Holding Charitable Remainder Trust, and 189,603 shares indirectly held by Mr. Miau’s spouse. In addition, MiTAC International Corporation disclaims beneficial ownership of the 3,859,888 shares directly held by Peer Developments Ltd. and disclaims beneficial ownership of the 600,220 shares by Mr. Miau. Synnex Technology International Corporation disclaims beneficial ownership of the 302,102 shares directly held by Silver Star Developments Ltd. and disclaims beneficial ownership of the 600,220 shares by Mr. Miau. Mr. Miau disclaims beneficial ownership of the 2,594,649 shares directly held by MiTAC International Corporation, 2,403,229 shares directly held by MiTAC Holdings Corporation, 302,102 shares directly held by Silver Star Developments Ltd. and disclaims beneficial ownership of the 3,859,888 shares directly held by Peer Developments Ltd.

(5)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 9, 2022 by FMR LLC, this amount reflects securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR reports sole voting power with respect to 542,970 shares and sole dispositive power with respect to 5,321,699.

(6)

Mr. Miau’s share ownership total includes indirect beneficial ownership of 217,050 shares held by MASJ Holding Charitable Remainder Trust, for which his wife serves as trustee, and 189,603 shares held by his wife.

(7)	Mr. Zitzner’s share ownership total includes indirect beneficial ownership of 3,000 shares held by the Zitzner 1998 Revocable Trust.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee has overall responsibility for TD SYNNEX’ executive compensation policies as provided in a written charter adopted by the Board. The Compensation Committee is empowered to review and approve the compensation and compensation procedures for our executive officers. In addition, in June 2017, the Board determined that, consistent with the stockholders’ advisory vote in March 2017, it will include in our proxy materials a stockholder vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes concerning executive compensation.

At last year’s Annual Meeting, our stockholders approved our executive compensation programs, as disclosed in last year’s proxy statement, in an advisory “say on pay” vote, with 83,023,832 votes cast in favor of approval and approximately 6,861,467 votes cast against. As the Compensation Committee evaluated our compensation principles and policies during fiscal 2022, it was mindful of this favorable outcome and the stockholders’ strong support of our compensation objectives and compensation programs.

The Compensation Committee has maintained its general approach to executive compensation of legacy SYNNEX executive officers (including Dennis Polk, Marshall Witt, and Michael Urban) and, due to the timing of the Mergers during the fourth quarter of fiscal 2021, has continued legacy Tech Data executive compensation programs for legacy Tech Data executive officers (including Patrick Zammit). The Compensation Committee has taken a blended approach for our Chief Executive Officer due to the nature of the role and per the terms of his employment agreement. The Compensation Committee has reviewed both legacy executive compensation programs as well as current market and competitive trends with the support of its independent compensation advisor, Compensia, to implement an integrated approach to compensation starting with our fiscal year 2023.

Objectives and Philosophy of Our Compensation Program

Our compensation philosophy is to pay for performance as well as to offer competitive compensation in order to attract and retain talented executive officers. Our program is designed to align the interests of our executive officers with those of our stockholders, for whom they work. A significant portion of an executive officer’s total compensation depends on the executive officer’s performance relative to operational and financial objectives. In particular, in determining total compensation, we stress a compensation philosophy that is performance-driven, with relatively moderate base salaries, bonuses through our Management Incentive Plan that are performance-based, and equity compensation where value depends on stock price performance.

We believe that the compensation of our executive officers should reflect their success as a management team, as well as on an individual basis, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, return on invested capital, growth or maintenance of market share, long-term competitive advantage, and, ultimately, an increased market price for our common stock. We believe that the performance of our executive officers in managing TD SYNNEX, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation.

We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the long-term performance of our stock to be reflective of our operating performance and the management of TD SYNNEX by our executive officers. We seek to have the long-term performance of our stock be a factor in our executive compensation through our restricted stock, restricted stock unit, stock option, and other equity incentive programs.

Competitive compensation is important if we are to attract and retain the talent necessary to lead TD SYNNEX in the competitive and changing business environment in which we operate. In this regard, we are mindful of the median level of compensation of our competitors as well as of the median level of compensation in the local area in which the executive is located. We strive for internal equity among co-workers according to job responsibilities, experience, capability, and individual performance. Our executive compensation program impacts all co-workers by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. As we believe the performance of every co-worker is important to our success, we are mindful of the effect that our executive compensation and incentive program has on all of our co-workers.

The differences in compensation among the various executive officers are based primarily upon individual differences in job responsibility, contribution, performance, increase in the global scope of the business and complexity, and demands of understanding, managing and influencing global operations and integrated success. An executive with responsibility over a broader, more difficult or more profitable business unit or corporate division will have potential for greater compensation than an executive with responsibility over a narrower, less complex or less profitable business unit or corporate division.

Our compensation philosophy emphasizing performance permeates total compensation for both executive officers and non-executive co-workers. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation. As noted above, executive officers who have greater ability to influence the overall performance of TD SYNNEX receive more long-term equity as a percentage of total compensation than non-executive co-workers who have less ability to influence the overall performance of TD SYNNEX. Similarly, performance-related cash compensation for such executive officers as a percentage of total compensation is greater than performance-related cash compensation of non-executive co-workers. The goal is to create a balanced culture of high performance without undue risk assumption.

The Mergers and Legacy Tech Data Executive Compensation.

Pursuant to the terms of the Mergers agreements, during fiscal years 2021 and 2022, we continued the pre-merger base salaries of legacy Tech Data executive officers and continued the pre-merger Tech Data annual cash bonus program for executive officers who were legacy Tech Data executive officers. We also agreed to continue certain legacy benefits, such as the Executive Choice program until March 2022 when the opportunity was rolled into the officers’ total target cash opportunity, as well as basic health and welfare benefits that are generally the same as those made available to other salaried employees located in the same jurisdiction.

Elements of Our Compensation Program

Last year, following review by our Compensation Committee, we continued a compensation program for executive officers that consists primarily of four compensation components:

(1)	base salary;

(2)	Management Incentive Plan bonus;

(3)	equity grants; and

(4)	performance-based, long-term incentives (LTI).

For fiscal 2022, we also paid special bonuses to certain officers for their efforts associated with the integration work related to the Mergers.

We and the Compensation Committee believe that the LTI program ties executive compensation to long-term business performance and also aligns total compensation closer to the market comparatives in value and in form.

The compensation elements are usually administered in four cycles. Merit raises for base salaries are generally considered and implemented in the April-May period. Annual equity grants in the form of stock options, restricted stock awards or restricted stock units (RSUs), other than LTI awards, are generally awarded in the September-October period. During fiscal 2022, as part of our transition towards an integrated annual equity program for our co-workers, we made equity grants to legacy Tech Data co-workers during March, as had been customary practce for legacy Tech Data, with remainder transition awards in October 2022 that aligned with our typical cycle. Management Incentive Plan bonuses are generally paid in the December-January period and LTI awards in the form of performance-based RSUs are generally granted in the January-February period. However, all of the above elements are reviewed and determined on at least an annual basis by the Compensation Committee.

The components of the compensation program are described as follows:

Base Salary. Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities. Base salaries generally remain near the 25th percentile for the Chief Executive Officer position and near the 50th-75th percentile for the other comparable positions in our peer group.

Base salaries for our executive officers are reviewed, and, if deemed appropriate, adjusted, on an annual basis. Merit increases are based on, among other things, individual performance, any new responsibilities assumed and the overall financial forecast that helps define the ability to provide a merit increase budget for the year. With respect to each executive’s individual performance, we assess the breadth and complexity of the area of responsibility and the individual contributions and seek to quantify the same. Determination of base salary is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices.

Bonuses. We made special, one-time bonuses to certain senior executives for those executives’ extraordinary efforts associated with integration work related to the Mergers during fiscal 2022, in areas (for example, United States operations) where unique coordination work was required due to the significant extent of each legacy company’s operations in those areas prior to the Mergers. As a result, the following named executive officers were granted special one-time bonuses:

Name	Special One-Time Bonuses
Michael Urban	$330,000
Marshall Witt	$139,599

Management Incentive Plan.    The Management Incentive Plan bonuses reward individuals for achieving operating and financial goals, in keeping with a performance-driven environment conducive to increasing stockholder value. Bonuses granted to executive officers under our Management Incentive Plan are determined by the Compensation Committee based upon both qualitative and quantitative considerations. The Compensation Committee establishes in writing specific performance goals for each participant, which must be achieved in order for an award to be earned under our Management Incentive Plan for that fiscal year. Performance goals under the Management Incentive Plan may be based upon any one or more of the following: net income per share, revenue, cash flow, earnings per share, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, sales productivity, sales growth, market segment share or similar financial performance measures as may be determined by the Compensation Committee. The Compensation Committee sets reasonably stringent minimum Management Incentive Plan hurdles and performance metrics. The Compensation Committee is also authorized to recoup any bonuses or portion thereof to mitigate the potential for undue risk assumption.

The selected performance measures and weightings for Management Incentive Plan bonuses for fiscal year 2022 to the executive officers were as follows:

Name	Worldwide Non-GAAP Net Income	Worldwide Non-GAAP Operating Income	Worldwide Next Gen Direct CM	Regional Non-GAAP Operating Income	Regional Return on Working Capital	Worldwide Return on Invested Capital
Richard Hume	60%		20%			20%
Dennis Polk	60%		20%			20%
Marshall Witt	60%		20%			20%
Michael Urban		30%	20%	30%	20%
Patrick Zammit		30%	20%	30%	20%

For legacy SYNNEX executive officers and Mr. Hume, the minimum threshold target performance percentage is 75% and the maximum target performance percentage is 133.3%. For legacy Tech Data executive officers, the minimum threshold target performance percentage is 70% and the maximum target performance percentage is 110%.

The actual bonus payable, if the applicable minimum threshold percentages are met, is paid on a sliding scale of the target performance actually achieved and dollar limits pre-established by the Compensation Committee for each individual executive officer. In addition, the Compensation Committee may decrease bonuses for executive officers.

If the minimum threshold target performance percentage is not achieved, no bonuses are paid to the executive officers. If the maximum target performance percentage is exceeded, no incremental bonuses beyond the maximum award is paid to the executive officers.

The Management Incentive Plan bonus for each executive officer generally is based upon a certain percentage of the officer’s annual base salary for the applicable fiscal year. With respect to Mr. Polk’s bonus, the amount of the target is equal to $1,812,500, as stated in Mr. Polk’s September 2021 amended offer letter, with the same performance metrics as the Chief Executive Officer’s performance metrics. In the event that the minimum threshold performance target is met, then our executive officers receive a bonus based on the following approximate percentage of base salary for fiscal 2022, as applicable:

Name	Minimum Payment (if Threshold is Met) as Percentage of Base Salary(1)(%)	Target Payment as Percentage of Base Salary(1)(%)	Maximum Payment as Percentage of Base Salary(1)(%)
Richard Hume	125	250	375 (2)
Marshall Witt	62.5	125	187.5
Michael Urban	100	200	300
Patrick Zammit	30	100	200

(1)	The applicable base salary is each officer’s then-current base salary at the end of the fiscal year.

(2)	Managment Incentive Plan maximum payout is capped at $3.5 million.

There is potential for actual awards under the Management Incentive Plan to be less than such minimum targets depending upon corporate performance, as well as the executive officer’s performance of certain individual goals that were predetermined by our President and Chief Executive Officer. In addition, the Compensation Committee has discretion to decrease the bonus for all executive officers. The Compensation Committee’s discretion is exercised based upon discussions with our President and Chief Executive Officer, taking into account his ability to manage and monitor the performance of the other named executive officers.

For the fiscal year ended November 30, 2022, we met or exceeded performance metric targets and as a result the following executive officers received the following bonuses:

Name	Management Incentive Plan Bonuses
Richard Hume	$ 2,179,104
Dennis Polk	$ 1,974,813
Marshall Witt	$ 697,994
Michael Urban	$ 1,011,297
Patrick Zammit	$ 553,032

Based on comparable peer companies, the total cash compensation targets, including both base salary and Management Incentive Plan bonus, excluding any recommended adjustments by the Compensation Committee, for our executive officers for comparable positions in our peer group for fiscal year 2022 were as follows:

Name	Total Cash Compensation Target Percentile
Richard Hume	Near 50th Percentile
Dennis Polk	Near 50th Percentile
Marshall Witt	Below 25th Percentile
Michael Urban	Above 75th Percentile
Patrick Zammit	Above 75th Percentile

Equity Grants.    Long-term incentives involve equity grants and performance grants, including restricted stock awards, RSUs and stock options. Restricted stock and RSUs help us to retain key personnel, whereas stock options provide incentive for creating incremental stockholder value. The value of equity grants and performance grants derives from stock price, which aligns executive compensation with stockholder value.

Equity grants are based on a number of considerations. The Compensation Committee considered the following principal elements:

•	corporate performance;

•	dilution to stockholders;

•	related expense to our company;

•	job responsibilities and past performance of the executive officer;

•	likely future contributions by the executive officer;

•	potential reward to the executive officer if the stock price appreciates in the public market;

•	management tier classification;

•	equity grants made by competitors; and

•	existing vested and unvested equity holdings.

Determination of equity grant amounts is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both employee and corporate performance and the value of equity grants of comparable officers at comparable companies. We evaluate our corporate performance objective primarily by our financial performance, including growth, return on equity, ROIC, and diluted earnings per share, or EPS. Equity grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility. We also distinguish between equity grants of stock options, restricted stock awards or RSUs based upon the officer’s position.

To further ensure that the long-term interests of executive officers are closely aligned with those of stockholders, we request that they, except our President and Chief Executive Officer, hold an equity position in TD SYNNEX of the lesser of the following: (1) at least two times annual base salary or (2) $1,000,000. This equity position can be satisfied by holding shares of common stock, whether vested or unvested, or vested in-the-money stock options. With respect to our President and Chief Executive Officer, we request that he hold an equity position in TD SYNNEX of the lesser of the following: (1) at least two times the sum of annual base salary plus target bonus as in effect from time to time or (2) $2,000,000. Stock ownership for our President and Chief Executive Officer includes common stock owned personally or in trust for his benefit but does not include unvested restricted stock or stock units, or stock options that are not vested in-the-money.

In addition, to avoid any impropriety or even the appearance of such, the Compensation Committee in most cases times the equity grants to be valued only during open trading windows. If the date of an equity grant falls within a trading black-out period, then the effective grant date is upon the expiration of the third trading day after the trading black-out period ends. The exceptions to this standard procedure are the granting of long-term incentive RSUs, as discussed below, which are valued as of the first business day of the fiscal year. The exercise price for all stock option grants is the market closing price of our common stock on the effective grant date. In addition, annual equity grants to executive officers are generally awarded each year in the September-October period. As part of our harmonization of legacy SYNNEX and legacy Tech Data equity programs, we followed the legacy Tech Data program of annual equity grants following the legacy Tech Data fiscal year, and therefore annual equity grants to legacy Tech Data management, including executive officers other than Rich Hume, were made in March 2022 with remainder grants made in October 2022.

Performance-Based, Long-Term Equity Incentives. Our annual long-term incentive (“LTI”) program, currently implemented through our 2020 Stock Incentive Plan, is designed to provide long-term retention incentives for our executive officers, and also to create an alignment between the interests of our executive officers and those of our stockholders because appreciation in the stock price of our shares will benefit both our executive officers and our stockholders. Under the 2020 Stock Incentive Plan, the Compensation Committee may grant LTI awards that require, as a condition to vesting, the attainment of one or more performance targets specified by the Compensation Committee from the list of possible financial and operational performance metrics specified in the 2020 Stock Incentive Plan.

We and the Compensation Committee believe that the LTI program ties executive compensation to business performance and also aligns total compensation closer to the market comparatives in value and in form.

The Compensation Committee considers LTI program awards during the meeting held following the end of a fiscal year. However, as part of our harmonization of legacy SYNNEX and legacy Tech Data equity programs, for legacy Tech Data co-workers we followed the legacy Tech Data program of long-term incentive equity grants following the legacy Tech Data fiscal year, and therefore the Compensation Committee considered LTI program awards to legacy Tech Data management, including executive officers other than Mr. Hume, during the Compensation Committee meeting following January 31, 2022. The RSUs vest based upon (1) achievement, on a cumulative basis, of the applicable minimum threshold financial performance measure based on a formula derived from EPS target performance (“EPS Formula”) and (2) the achievement of ROIC target performance, with performance metrics measured over a 3-year period ending November 30, 2024. The minimum threshold EPS Formula percentage is 75% and the maximum target performance percentage is 166.7% for all executive officers.

The actual number of performance-based RSUs, if the applicable minimum threshold EPS Formula percentage is met, vests on a sliding scale of the EPS Formula target performance percentage actually achieved. This amount is then adjusted by the percentage increase or decrease corresponding with our performance as measured by the ROIC performance percentage, provided that in no event will an executive officer be entitled to receive more than the maximum award (as set forth in table below). To the extent that we fail to meet our performance targets for the 3-year period, then that portion of the shares underlying the performance-based RSUs are canceled and do not vest, regardless of the achievement of the ROIC target performance. If, for example, we achieve 75% of the EPS target Formula and achieve ROIC performance at target, then our executive officers would receive 50% of the targeted shares. Similarly, if we achieve 166.67% of EPS target Formula and achieve ROIC performance at target, then our executive officers would receive 200% of the targeted shares.

In order to allow for vesting of 200% of the target performance-based RSUs (pursuant to the vesting criteria discussed above), consistent with prior years, each legacy SYNNEX executive officer was granted a number of performance-based RSUs equal to two times the target grant. Due to harmonization of the program, in March 2022, legacy Tech Data executive officers were granted 100% of the target with the ability to receive up to 200% of the target award if goals are exceeded, and this approach will be taken going forward.

For fiscal year 2022 for the LTI Program, based upon the per share price on the first business day of fiscal 2022 (December 1, 2021) of $103.27, the executive officers were granted performance-based RSUs as follows:

	Number of RSUs vesting at 200% target performance	Value of LTIs at maximum award of 200% of target award	Number of RSUs vesting at 100% target performance	Value of LTIs at 100% target performance	Number of RSUs vesting at 75% of target performance (represents 50% of target award)	Value of LTIs at 75% target performance (represents 50% of target award)
Marshall Witt	4,131	$426,608	2,066	$213,356	1,033	$106,678
Michael Urban	7,271	$750,876	3,636	$375,490	1,818	$187,745
Patrick Zammit	8,644	$892,666	4,322	$446,333	2,161	$223,166

In addition, the vesting of the LTI awards is contingent upon the executive officer still being employed by us on the date of vesting. Messrs. Hume and Polk did not participate in the 2022-2024 LTI program, in accordance with the description of their compensation in their respective employment agreements; they were awarded stock options, restricted stock, and/or time-based RSUs during fiscal 2022. Starting with fiscal 2023, Mr. Hume will be compensated under the LTI program along with other executive officers.

In considering the appropriate performance metric for the LTI awards for fiscal year 2022, the Compensation Committee, with the assistance of senior management, concluded that applicable EPS and ROIC performance metrics be the same for all executive officers. The Compensation Committee also considered the aggregate projected cost of the equity grants to the executive officers under FASB ASC Topic 718.

With respect to both our equity grants and the LTI program, the Compensation Committee considers at least annually whether to approve specific long-term equity awards based on the recommendations of our President and Chief Executive Officer (except with respect to his own awards). When determining awards, the Compensation Committee considers factors such as the individual’s position with us, their prior and expected future performance and responsibilities, our retention and succession needs, and the long-term incentive award levels for comparable executives and key co-workers at companies that compete with us for executive and managerial talent. The Compensation Committee also considers the total value of equity awards previously granted and the existing equity ownership of each executive officer when determining restricted stock award levels, with particular attention paid to the value of unvested awards. In addition, the Compensation Committee considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for business and executive talent. The 2020 Stock Incentive Plan does not state a formulaic method for weighing these factors, nor does the Compensation Committee employ one.

Deferred Compensation Plan. Our deferred compensation plan permits designated co-workers to accumulate income for retirement and other personal financial goals by deferring present income through a nonqualified plan. Our deferred compensation plan became effective on January 1, 1994 and was amended on January 7, 2008 to conform with changes required by Section 409A of the Code. Currently, none of our executive officers participate in this plan.

Benefits, Perquisites and Other. Other benefits to our executive officers include medical, dental and life insurance, as well as 401(k) plan participation. These benefits are generally available to all our co-workers.

Executive Compensation by TD SYNNEX for the Named Executive Officers

President and Chief Executive Officer. Richard Hume is our President and Chief Executive Officer and has served in this capacity since September 1, 2021. Mr. Hume’s base salary was $960,000 in fiscal 2022. Mr. Hume also received a stock option grant of 63,310 shares, a grant of 25,620 time-based RSUs, and a bonus of $2,179,104 under our Management Incentive Plan. Some of the primary factors affecting Mr. Hume’s compensation include, among other things, our combined company performance during fiscal year 2022 compared to our pre-established financial goals, comparative compensation of competitor companies, his contribution to the Mergers and related integration, his responsibility for the strategy of our Company, and his overall leadership responsibility of our Company.

Executive Chair. Dennis Polk is our Executive Chair and has served in this position since September 2021. He is also a Director and has served in this capacity since February 2012. Mr. Polk previously served as President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Senior Vice President of Corporate Finance since joining us in February 2002. Mr. Polk’s annual base salary was $743,125 in fiscal year 2022. Mr. Polk also received a bonus of $1,974,813 under our Management Incentive Plan, a stock option grant of 9,162 shares, and restricted stock awards of 11,104 shares. Some of the primary factors affecting Mr. Polk’s compensation include, among other things, our fiscal year 2022 financial performance that exceeded our pre-established financial goals, comparative compensation of competitor companies, and his contribution to the Mergers and related integration.

Chief Financial Officer. Marshall Witt has served as our Chief Financial Officer since April 2013. Mr. Witt’s annual base salary was $512,500 in fiscal year 2022. For fiscal 2022, Mr. Witt also received a bonus of $697,994 under our Management Incentive Plan, a special cash bonus of $139,599, a restricted stock award of 8,198 shares, and a grant of 4,131 performance-based RSUs. Some of the primary factors affecting Mr. Witt’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our Company, his contribution to the Mergers effort and related integration, and his leadership of the worldwide finance organization.

President, Americas. Michael Urban has served as our President, Americas since September 2021 and pre-merger served as our President, Worldwide Technology Solutions Distribution since February 2019. Mr. Urban is responsible for our Americas distribution business and Global Service business. Mr. Urban’s base salary was $562,692 in fiscal year 2022. For fiscal 2022, Mr. Urban also received a bonus of $1,011,297 under our Management Incentive Plan, a special cash bonus of $330,000, a restricted stock award of 8,888 shares, and a grant of 7,271 performance-based RSUs. Some of the primary factors affecting Mr. Urban’s compensation include, among other things, our performance toward our pre-established financial goals, the strong performance of his division within our company, his contribution to the overall leadership of our Company, and his leadership in the merger of SYNNEX and Tech Data since day one.

President, Europe and APJ. Patrick Zammit has served as our President, Europe and APJ since September 2021. Mr. Zammit’s base salary was $530,062 in fiscal year 2022, using a weighted average Euro-to-Dollar exchange rate for the twelve months ended November 30, 2022. For fiscal 2022, Mr. Zammit also received a bonus of $553,032 under our Management Incentive Plan, using a weighted average Euro-to-Dollar exchange rate for the twelve months ended November 30, 2022, a restricted stock unit award of 6,486 shares, a grant of 4,611 time-based RSUs, and a grant of 4,322 performance-based RSUs. Some of the primary factors affecting Mr. Zammit’s compensation include, among other things, our performance toward our pre-established financial goals, the strong performance of his division within our company, his contribution to the overall leadership of our Company, and his leadership of the Europe and APJ distribution function of our Company.

Risk Assessment of Our Compensation Program

Consistent with SEC disclosure requirements, we have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the program and their risks to our company strategy. Although we reviewed all compensation programs, we focused primarily on the programs with variability of payout, with the ability of an executive officer to directly affect payout and the controls on executive officer action and payout. By way of examples, we reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including:

•	too much focus on equity;

•	compensation mix overly weighted toward annual incentives;

•	highly leveraged payout curve and uncapped payouts;

•	unreasonable goals or thresholds; and

•	steep payout cliffs at certain performance level that may encourage short-term business decisions to meet payout thresholds.

We are satisfied that these potential pitfalls have been avoided or mitigated, as listed below. We continue to monitor our compensation programs and reserve the right to adjust them as we judge necessary to avoid creating undue risk.

In addition, we have internal controls over financial reporting and the measurement and calculation of compensation goals, and other financial, operational, and compliance policies and practices that are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our executive officers.

Other risk-mitigating factors considered by the Compensation Committee include the following:

•	the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;

•	our minimum equity holding guidelines;

•	our clawback policy which, in the event of a restatement of our financial results, allows the Compensation Committee to seek to recover or cancel Management Incentive Plan bonuses;

•

our clawback provision in the 2020 Stock Incentive Plan that subjects the annual equity grants and LTI awards to Company clawback or recoupment arrangements or policies (In fiscal year 2023, we intend to revise our clawback policy to incorporate SEC clawback policy requirements once the NYSE listing rules are effective);

•	our Insider Trading Policy prohibits our directors, officers, and all other co-workers from entering into hedging or monetization transactions with respect to our securities;

•	caps on performance-based awards to limit windfalls;

•	every executive officer must obtain permission from our Legal Department before the sale of any shares of our common stock, even during an open trading window;

•	our prohibition of trading in our securities on a short-term basis, on margin, or in a short sale transaction;

•	our policy against buying or selling puts or calls on our common stock;

•	our Code of Conduct; and

•	the Compensation Committee’s consideration of ethical behavior as integral in assessing the performance of all executive officers.

Ultimately, our incentive compensation is designed to reward executive officers for committing to and delivering goals that are intended to be challenging yet provide them a reasonable opportunity to reach the threshold amount, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce our executive officers to take inappropriate risks that could threaten our financial and operating stability.

Tax Deductibility Considerations

Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017, generally disallows a deduction for federal tax purposes to any publicly traded corporation for any remuneration in excess of $1,000,000 paid in any taxable year to its chief executive officer, chief financial officer and other covered employees who are among the most highly compensated executive officers. While we consider the deductibility of awards in determining executive compensation, we also reserve the Compensation Committee’s flexibility to provide one or more covered executive officers with the opportunity to earn compensation that is nondeductible under Section 162(m) when the Compensation Committee believes that such compensation is appropriate to attract and retain executive talent.

Compensation Committee

The Compensation Committee has overall responsibility for our executive compensation policies as provided in a written charter adopted by the Board. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our executive officers. The Compensation Committee does not delegate any of its functions to others in setting compensation.

Compensation Consultant and Peer Group Analysis. To assist in this process, the Compensation Committee retained the services of Compensia, Inc. as its compensation consultant during fiscal year 2022. Compensia reported directly to the Compensation Committee and the Compensation Committee directly approved the Compensia fees. Management had no role in the selection of the compensation consultant. The Compensation Committee retained the services of Compensia to outline executive compensation trends and developments, review and analyze TD SYNNEX’ executive compensation philosophy and programs, and provide summary of findings and considerations for use in fiscal year 2022. The Compensation Committee also retained Compensia to review non-executive director compensation. Neither TD SYNNEX nor the Compensation Committee engaged any compensation consultants during fiscal year 2022 whose fees exceeded $120,000. The Compensation Committee believes that the Compensia advice was independent of management, and Compensia has certified the same in writing, and benefited our company and stockholders. In reaching this conclusion, the Compensation Committee considered all factors relevant to Compensia’s independence from management, including factors suggested by the New York Stock Exchange in its rules related to compensation advisor independence.

Compensia provided the Compensation Committee with a review of the overall compensation climate in the United States, best practices, and trends specific to our industry. Compensia provided analyses of base salaries, bonuses, long-term incentives and benefit practices of comparable peer companies. Compensia’s work did not raise any conflict of interest.

The following comparable technology distribution, electronic manufacturing services, IT consulting, and other peer companies were used in our competitive benchmarking for fiscal 2022 executive compensation.

Arrow Electronics, Inc.

Avnet, Inc.

Cardinal Health, Inc.

CDW Corporation

DXC Technology Company

Hewlett Packard Enterprise Company

Insight Enterprises, Inc.

Jabil Inc.

Western Digital Corporation

In addition to talking to members of the Compensation Committee, Compensia also contacted certain of our executive officers and other co-workers in our human resources department to obtain historical data and insight into previous compensation practices. The Compensation Committee took information provided by Compensia into consideration when setting executive compensation for fiscal years 2020, 2021 and 2022.

Tally Sheets and the Role of President and Chief Executive Officer. In fiscal year 2022, the Compensation Committee continued the practice of reviewing the total remuneration of the executive officers using summary tables, or tally sheets. These tally sheets allowed the Compensation Committee to undertake a comprehensive review across all forms of compensation, and to understand the effect that changing profit and stock price scenarios could have on such remuneration forms.

Our President and Chief Executive Officer also made recommendations to the Compensation Committee as to the compensation of the other named executive officers. The Compensation Committee can accept or adjust such recommendations for these officers. However, in general, the Compensation Committee considered the recommendations of our President and Chief Executive Officer, the named executive officer’s role, responsibilities and performance during the past year, and the amount of compensation paid to named executive officers in similar positions at comparable companies. These recommendations were considered in relation to annual performance reviews and played an important role in the compensation determinations by the Compensation Committee. For our President and Chief Executive Officer, the Compensation Committee solely determined the compensation of the President and Chief Executive Officer based on competitive benchmarking provided by Compensia.

In general, we believe that the current executive compensation program meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals.

Compensation Committee Report

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by TD SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with TD SYNNEX’ management. Based on this review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in TD SYNNEX’ proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended November 30, 2022.

Respectfully submitted by the members of the Compensation Committee of the Board:

Mr. Hau Lee, Chair
Mr. Fred Breidenbach
Ms. Nayaki Nayyar

2022 Summary Compensation Table

The table includes our principal executive officer, our principal financial officer, the three highest compensated executive officers other than the principal executive officer and principal financial officer at the end of fiscal 2022.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards($)(2)	Non-equity Incentive Plan Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total($)

Richard Hume Chief Executive Officer (6)	2022	960,000	—	2,249,948	2,099,993	2,179,104	9,150(7)	7,498,195
	2021	258,462	—	1,539,935	2,099,965	2,496,000	3,135,000(8)	9,529,362

Marshall Witt Chief Financial Officer	2022	512,500	139,599	962,272	—	697,994	35,111 (10)	2,347,476
	2021	502,212	150,000	2,616,361(9)	714,959	960,938	20,802	4,965,272
	2020	500,000	—	—	—	611,247	4,535	1,115,782

Dennis Polk Executive Chair (11)	2022	743,125	—	1,033,226	333,314	1,974,813	113,573 (12)	4,198,051
	2021	735,457	581,000	9,368,964 (9)	3,159,964	2,786,719	71,933	16,704,037
	2020	725,000	—	—	—	2,189,269	9,860	2,924,129

Michael Urban President, the Americas	2022	562,692	330,000	1,207,061	—	1,011,297	31,699 (13)	3,142,749
	2021	557,933	225,000	1,878,160(9)	1,019,960	1,691,250	10,336	5,382,639
	2020	550,000	—	—	—	1,376,272	6,422	1,932,694

Patrick Zammit President, Europe and APJ (14)	2022	530,062	—	1,520,432	—	553,032	194,516 (15)	2,798,042
	2021	145,021	—	—	—	1,108,235	1,099,129 (16)	2,352,385

(1)

Amounts in this column in fiscal 2022 represent a special cash bonus paid in support of integration efforts related to the Mergers. Amounts in this column in fiscal 2021 represent the special cash bonus paid in special recognition of the effort and work related to the Mergers and integration work related to the Mergers.

(2)

Amounts listed in these columns represent the grant date fair value of stock awards and option awards recognized by us under FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. For valuation assumptions used to calculate the fair value of our stock and option awards, see Note 6 “Share-Based Compensation” included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2022.

(3)

Performance-based RSUs granted under our LTI program provide an opportunity for co-workers to receive common stock if a performance measure is met for the three-year or two-year performance period. If the minimum performance measure is not met, no award is earned. If at least the minimum performance measure is attained, awards can range from 50% of the target number of shares to 200% of the target number of shares underlying the performance-based RSUs. The amounts in the table above reflect the aggregate grant date fair values at the target number of the performance-based RSUs granted under our LTI program described in the 2022 Summary Compensation Table Narrative on page 52, calculated in accordance with accounting guidance. Messrs. Hume and Zammit did not participate in our LTI program for fiscal year 2021 due to their joining our company in September 2021 and their continued participation in legacy Tech Data compensation programs. Messrs. Hume and Polk did not participate in the fiscal year 2022 LTI program.

If our performance results in a future payout of the performance-based RSUs at the maximum level, the grant date fair value of the performance-based RSUs would have been as follows:

NEO	Fiscal Year 2022 (3-Year LTI)	Fiscal Year 2021 (2-Year LTI)	Fiscal Year 2021 (3-Year LTI)

Mr. Hume	—	—	—

Mr. Witt	$484,649	$416,590	$416,590

Mr. Polk	—	$1,208,262	$1,208,262

Mr. Urban	$853,034	$733,289	$733,289

Mr. Zammit	$892,147	—	—

The aggregate grant date fair value of the stock awards granted (including performance-based RSUs and restricted stock) would have been as follows:

NEO	Fiscal Year 2022	Fiscal Year 2021

Mr. Hume	$2,249,948	—

Mr. Witt	$1,204,597	$3,032,951

Mr. Polk	$1,033,226	$10,577,226

Mr. Urban	$1,633,578	$2,611,449

Mr. Zammit	$1,966,505	—

Due to the impending spin-off of the Concentrix business, no LTI awards were granted in 2020. For additional information on grant date fair value and estimated future payouts of stock awards, see the 2022 Grants of Plan-Based Awards table on page 51, and to see the value of stock awards actually realized by the named executive officers in fiscal 2022, see the 2022 Option Exercises and Stock Vested table on page 56.

(4)

For each fiscal year, amounts in this column represent performance-based bonus awards under the Management Incentive Plan earned in that fiscal year, but paid in the subsequent fiscal year, as described in the Compensation Discussion and Analysis beginning on page 36.

(5)

The following outlines all other additional compensation for fiscal year 2022 required by SEC rules to be separately quantified. The dividend amounts in this column represent the dollar value of dividends paid during the fiscal year ended November 30, 2022 (as part of a dividend paid to all of our stockholders) on unvested restricted stock awards; such dividends were not factored into the grant date fair value of stock awards required to be reported in the stock awards column of the table.

(6)

Mr. Hume became our President and Chief Executive Officer on September 1, 2021 and had served as President and Chief Executive Officer of Tech Data prior to that during the periods set forth in this table.

(7)	For Mr. Hume, Company contributions to 401(k) retirement savings plan of $9,150.
(8)

For Mr. Hume, Company contributions of $20,000 to the legacy Tech Data Executive Choice Plan and long-term incentive cash award of $3,115,000 paid by the Company, granted pre-merger by legacy Tech Data, triggered by the change of control of legacy Tech Data on September 1, 2021 due to the Mergers

(9)

Due to the Company’s pending spin-off of the Concentrix business in December 2020, for our fiscal year ended November 30, 2020, annual equity grants to co-workers, including executive officers, were structured so that the co-workers had no vested right to underlying equity before January 2021, although they received service credit from October 2020. Therefore, these annual equity grants were not included in the Summary Compensation Table for fiscal 2020, but they are included in the Summary Compensation Table for fiscal 2021.

(10)	For Mr. Witt, Company contributions to 401(k) retirement savings plan of $9,150 and dividend payments on unvested RSAs of $25,961.

(11)	Mr. Polk was our President and Chief Executive Officer from March 1, 2018 until September 1, 2021 and has been Executive Chair since September 1, 2021.
(12)	For Mr. Polk, Company contributions to 401(k) retirement savings plan of $9,150 and dividend payments on unvested RSAs of $104,423.
(13)

For Mr. Urban, Company contributions to 401(k) retirement savings plan of $7,625 a taxable prize of $2,790, a tax gross-up payment of $1,810, dividend payments on unvested RSAs of $18,996, spouse attendance at company event mandatory for executive of $478.

(14)

Mr. Zammit became President, Europe and APJ on September 1, 2021 and had served as President, Europe of Tech Data prior to that during the periods set forth in this table. The dollar value of Mr. Zammit’s compensation has been calculated using a weighted average Euro-to-Dollar exchange rate.

(15)

For Mr. Zammit, this amount is comprised of the Company’s contribution to a French retirement insurance program on behalf of Mr. Zammit in the amount of $46,271; premium payments by the Company to a third-party administrator for a retirement arrangement in Belgium in the amount of $113,776; $22,899 for use of a Company-provided vehicle; $1,086 of medical/hospitalization insurance; $10,230 for fees paid to service provider for services related to Mr. Zammit’s tax returns; and $254 for travel related insurance.

(16)

For Mr. Zammit, this amount is comprised of the Company’s contribution to a French retirement insurance program on behalf of Mr. Zammit in the amount of $12,638; premium payments by the Company to a third-party administrator for a retirement arrangement in Belgium in the amount of $31,128; $6,265 for use of a Company-provided vehicle; $540 of medical/hospitalization insurance, and long-term incentive cash award of $1,048,558 paid by the Company, granted pre-merger by legacy Tech Data triggered by the change of control; of legacy Tech Data on September 1, 2021 due to the Mergers.

2022 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Dennis Polk	1/4/22 1/19/22	906,250	1,812,500	2,718,750				3,134(6)	9,162(7)	106.35	666,615
	10/4/22							7,970			699,925
Richard Hume	1/4/22 10/4/22	1,200,000	2,400,000	3,500,000				25,620	63,310(8)	87.82	4,349,941
Marshall Witt	1/4/22	320,313	640,625	960,938	1,033	2,066	4,131				242,324
	10/4/22							8,198			719,948
Michael Urban	1/4/22	563,750	1,127,500	1,691,250	1,818	3,636	7,271				426,517
	10/4/22							8,888			780,544
Patrick Zammit	1/4/22 3/31/22	159,018	530,062	1,060,124	2,161	4,322	8,644				446,074
	3/31/22							6,486(9)			669,420
	10/4/22							4,611			404,938

(1)

The target incentive amounts shown in this column reflect our annual bonus awards originally provided under our Management Incentive Plan and represents pre-established target awards as a percentage of base salary for fiscal year ended November 30, 2022, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual Management Incentive Plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the 2022 Summary Compensation Table.

(2)

The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels. Actual payouts may be more or less than these amounts and are at the discretion of the Compensation Committee.

(3)

The shares related to the January 4, 2022 and March 31, 2022 awards represent the range of shares that may be released at the end of the performance period for the LTI awards, which is December 1, 2021 to November 30, 2024. If the minimum threshold target performance percentage of the internally established financial goals are not achieved, no performance-based RSUs will vest for the executive officers.

(4)	Unless noted otherwise, executive officer restricted stock awards and time-based RSUs vest as to one-third of the shares on the first three anniversaries of the grant date.
(5)

Fair value of performance-based RSU grants is calculated using the closing stock price on the date of the grant, based on the probable outcome of the performance conditions, adjusted for the exclusion of dividend equivalents. We pay dividends on restricted stock awards, and, accordingly, no adjustment is required to the stock price of the restricted stock awards.

(6)	Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests over five years with 20% vesting on each one-year anniversary of the date of grant.
(7)	This stock option vests as to 20% of the shares on the first anniversary of the date of grant and vests as to 1/60th of the shares monthly thereafter.
(8)	This stock option vests as to 1/3 of the shares on the first anniversary of October 4, 2022 and vests as to 1/36th of the shares monthly thereafter.
(9)

Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests as to 25% of the shares on each of the first and second anniversaries of the date of grant and 50% of the shares on the third anniversary of the date of grant.

Narrative to 2022 Summary Compensation Table and 2022 Grants Plan-Based Awards Table

See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the 2022 Summary Compensation Table and 2022 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options, restricted stock awards and RSU grants.

Except as otherwise noted, all stock awards vest as to 20% of the shares on each of the first five anniversaries of the grant date and stock options vest as to 20% of the shares on the first anniversary of the date of grant and vests as to 1/60th of the shares monthly thereafter. Beginning with the grants in October 2021, all stock awards vest as to 25% of the shares on each of the first four anniversaries of the grant date, except as otherwise noted. Beginning with the grants in October 2022, all stock awards vest as to 33% of the shares on each of the first three anniversaries of the grant date, except as otherwise noted.

2022 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Richard Hume	16,581	40,267(3)	107.32	10/5/2031	—	—	—	—
	—	63,310(4)	87.82	10/4/2032	—	—	—	—
	—	—	—	—	81,194(5)	8,306,146	—	—
	—	—	—	—	10,761(6)	1,100,850	—	—
	—	—	—	—	25,620(7)	2,620,926
Total	16,581	103,577	—	—	117,575	12,027,922	—	—
Dennis Polk	235	—	45.64	10/6/2025	—	—	—	—
	13,778	—	57.34	10/4/2026	—	—	—	—
	12,188	—	65.83	10/3/2027	—	—	—	—
	36,851	—	49.35	4/9/2028	—	—	—	—
	16,084	13,017	38.89	10/11/2028	—	—	—	—
	28,730	17,858	56.50	10/2/2029	—	—	—	—
	21,071	29,499(8)	90.52	1/20/2031	—	—	—	—
	9,443	34,141	107.32	10/5/2031	—	—	—	—
	—	9,162	106.35	1/19/2032	—	—	—	—
	—	—	—	—	2,039	208,590	—	—
	—	—	—	—	2,806	287,054	—	—
	—	—	—	—	5,136(9)	525,413	—	—
	—	—	—	—	18,412(10)	1,883,548	—	—
	—	—	—	—	38,665(11)	3,955,430	—	—
	—	—	—	—	3,608(12)	369,098	—	—
	—	—	—	—	6,000	613,800	—	—
	—	—	—	—	3,134	320,608	—	—
	—	—	—	—	7,970(13)	815,331	—	—
	—	—	—	—	—	—	15,894(14)	1,625,956
	—	—	—	—	—	—	15,894(14)	1,625,956
	—	—	—	—	—	—	—	—
Total	138,380	103,677	—	—	87,770	8,978,872	31,788	3,251,912
Marshall Witt	3,451	—	32.18	10/7/2024	—	—	—	—
	8,426	—	45.64	10/6/2025	—	—	—	—
	10,333	—	57.34	10/4/2026	—	—	—	—
	9,141	—	65.83	10/3/2027	—	—	—	—
	13,093	2,939	38.89	10/11/2028	—	—	—	—
	6,487	4,032	56.50	10/02/2029	—	—	—	—
	4,758	6,661(8)	90.52	1/20/2031	—	—	—	—
	2,141	7,739	107.32	10/5/2031	—	—	—	—
	—	—	—	—	710	72,633	—	—
	—	—	—	—	977	99,947	—	—

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
	—	—	—	—	1,788(9)	182,912	—	—
	—	—	—	—	11,047(15)	1,130,108	—	—
	—	—	—	—	931(12)	95,241	—	—
	—	—	—	—	2,087	213,500	—	—
					8,198(13)	838,655
	—	—	—	—	—	—	5,480(14)	560,604
							5,480(14)	560,604
	—	—	—	—	—	—	4,131(17)	422,601
	—	—	—	—	—	—	—	—
Total	57,830	21,371	—	—	25,738	2,632,996	15,091	1,543,809
Michael Urban	12,834	4,277	49.69	2/1/2029	—	—	—	—
	9,268	5,760	56.5	10/2/2029	—	—	—	—
	6,798	9,515(8)	90.52	1/20/2031	—	—	—	—
	3,051	11,025	107.32	10/5/2031	—	—	—	—
	—	—	—	—	1,852	189,460	—	—
	—	—	—	—	1,629	166,647	—	—
	—	—	—	—	2,982(9)	305,059	—	—
	—	—	—	—	1,397(12)	142,913	—	—
	—	—	—	—	3,503	358,357	—	—
	—	—	—	—	8,888(13)	909,242	—	—
	—	—	—	—	—	—	9,646(14)	986,786
	—	—	—	—	—	—	9,646(14)	986,786
	—	—	—	—	—	—	7,271(17)	743,823
Total	31,951	30,577	—	—	20,251	2,071,678	26,563	2,717,395
Patrick Zammit	—	—	—	—	6,486(16)	663,518	—	—
	—	—	—	—	—	—	4,322(17)	442,141
					4,611(7)	471,705	—	—
	—	—	—	—	35,200(5)	3,600,960	—	—
	—	—	—	—	—	—	—	—
Total	—	—	—	—	46,297	4,736,183	4,322	442,141

(1)

Unless otherwise noted, all option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and the remaining vest 1/60th of the shares monthly thereafter over the remaining four-year period. The exercise prices of the awards stated in the table are as of 2022 fiscal year end. Option awards granted before the Spin-off were bifurcated as of the Spin-off at the beginning of the 2021 fiscal year to become options for common stock of both TD SYNNEX and Concentrix Corporation, in each case subject to the same terms as applied prior to the Spin-off. As a result, the exercise prices of stock options in the table were adjusted in fiscal year 2021 in accordance with the terms of the Employee Matters Agreement related to the Spin-off and the 2020 Stock Incentive Plan and are lower, reflecting the bifurcation of TD SYNNEX options.

(2)

Unless otherwise noted, all stock awards listed in this table vest as to 20% of the shares on each of the first five anniversaries of the grant date. Market value was determined by multiplying the number of shares of stock or units, as applicable, by $102.30, the closing price of our Common Stock on November 30, 2022, the last trading day of our last completed fiscal year. Except as otherwise noted, stock awards were bifurcated as of the Spin-off to become stock awards for common stock of both TD SYNNEX and Concentrix Corporation, in each case subject to the same terms as applied prior to the Spin-off.

(3)	This stock option vests as to 25% of the shares on the first anniversary of September 1, 2021 and vests as to 1/48th of the shares monthly thereafter.

(4)	This stock option vests as to 1/3 of the shares on the first anniversary of October 4, 2022 and vests as to 1/36th of the shares monthly thereafter.

(5)

Represents the legacy Tech Data management member’s portion of shares of common stock that Tiger Holdings placed in an escrow account administered by Tiger GP of 751,342 shares, which would be distributed to certain legacy Tech Data management members pending satisfaction of certain time-based vesting requirements. Fifty percent of the escrowed shares vest one year following the closing date of the Mergers and fifty percent vest on the second anniversary of the closing date so long as the management member remains employed by TD SYNNEX for the period. If the management member’s employment terminates as a result of a not-for- cause termination by TD SYNNEX or as a result of a good reason departure by the management member, then the escrowed shares vest pro rata based upon the number of days since the closing date or the last anniversary over 365 days.

(6)

Represents shares of common stock issuable upon settlement of restricted stock units awarded under the 2020 Stock Incentive Plan. The restricted stock units vest as to 25% of the shares on each of the first four anniversaries of September 1, 2021.

(7)

Represents shares of common stock issuable upon settlement of restricted stock units awarded under the 2020 Stock Incentive Plan. The restricted stock units vest as to 1/3 of the shares on each of the first three anniversaries of October 4, 2022.

(8)	This stock option vests as to 20% of the shares on the first anniversary of October 7, 2020 and vests as to 1/60th of the shares monthly thereafter.

(9)	Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests as to 20% of the shares on each of the first five anniversaries of October 7, 2020.

(10)

Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests as to one-third (1/3) of the shares on the first anniversary of the date of grant and two-thirds (2/3) of the shares on the second anniversary of the date of grant.

(11)	Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests on the second anniversary of the date of grant.

(12)	Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests as to 1/3 of the shares on December 1, 2021, December 1, 2022 and December 1, 2023.

(13)	Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests as to 1/3 of the shares on each of the first three anniversaries of October 4, 2022.

(14)

These RSUs under either the 2-Year FY2021 or 3-Year FY2021 LTI program will vest based upon (1) the achievement, on a cumulative basis, of the applicable minimum threshold financial performance measure based on a formula derived from earnings per share (“EPS Formula”) target performance and (2) the achievement of an average return on invested capital (“ROIC”) target performance, with both performance metrics measured over a two-year period ending November 30, 2022 or a three-year period ending

November 30, 2023, as applicable. The minimum threshold EPS Formula target performance percentage is 75% and the maximum target performance percentage is 166.7% for each Officer under each program. The actual number of RSUs, if the applicable minimum threshold EPS Formula percentage is met, will vest on a sliding scale of the EPS Formula target performance percentage actually achieved. The resulting number of shares that will vest under either program based on the EPS Formula metric will then be adjusted by a percentage increase or decrease corresponding with TD SYNNEX’ performance as measured by the ROIC performance percentages, but in no event will an Officer be entitled to receive more than the number of shares set forth in the table above (the “Maximum Amount”). If the minimum threshold EPS Formula target performance is not achieved, no RSUs will vest, regardless of the achievement of the ROIC performance.

At 100% target EPS Formula and ROIC performance, the Officers’ RSUs will vest as to 50% of the Maximum Amount. Any unvested shares underlying the RSUs will not vest and will be canceled. In addition, the vesting of the RSUs is contingent upon the Officer still being employed by TD SYNNEX on the date of vesting. In the event of an Officer’s death prior to the vesting date, TD SYNNEX will transfer to such Officer’s estate the number of shares that would have vested on or prior to such Officer’s death.

(15)	Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests on the third anniversary of the date of grant.

(16)

Represents shares of restricted stock units awarded under the 2020 Stock Incentive Plan. The restricted stock units vests as to 25% of the shares on each of the first and second anniversaries of the date of grant and 50% of the shares on the third anniversary of the date of grant.

(17)

These RSUs under the FY2022 LTI program will vest based upon (1) the achievement, on a cumulative basis, of the applicable minimum threshold financial performance measure based on a formula derived from earnings per share (“EPS Formula”) target performance and (2) the achievement of an average return on invested capital (“ROIC”) target performance, with both performance metrics measured over a three-year period ending November 30, 2024. The minimum threshold EPS Formula target performance percentage is 75% and the maximum target performance percentage is 166.7% for each Officer under each program. The actual number of RSUs, if the applicable minimum threshold EPS Formula percentage is met, will vest on a sliding scale of the EPS Formula target performance percentage actually achieved. The resulting number of shares that will vest under either program based on the EPS Formula metric will then be adjusted by a percentage increase or decrease corresponding with TD SYNNEX’ performance as measured by the ROIC performance percentages, but in no event will an Officer be entitled to receive more than 200% of the target number of shares (the “Maximum Amount”). If the minimum threshold EPS Formula target performance is not achieved, no RSUs will vest, regardless of the achievement of the ROIC performance.

At 100% target EPS Formula and ROIC performance, the Officers’ RSUs will vest as to 50% of the Maximum Amount. Any unvested shares underlying the RSUs will not vest and will be canceled. In addition, the vesting of the RSUs is contingent upon the Officer still being employed by TD SYNNEX on the date of vesting. In the event of an Officer’s death prior to the vesting date, TD SYNNEX will transfer to such Officer’s estate the number of shares that would have vested on or prior to such Officer’s death.

2022 Option Exercises and Stock Vested Table

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during the latest fiscal year.

	Option Awards		Stock Awards
Name	Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard Hume	—	—	84,783	7,987,406
Dennis Polk	64,000	3,778,137	40,558	3,999,077
Marshall Witt	8,184	562,536	14,654	1,458,194
Michael Urban	—	—	17,393	1,713,604
Patrick Zammit	—	—	35,200	3,316,192

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the aggregate market value of shares on the vesting date.

Pension Benefits

None of our named executive officers participate in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests. For Mr. Zammit during the period from December 1, 2021 to November 30, 2022, the Company contributed to a French retirement insurance program on behalf of Mr. Zammit in the amount of $46,271 and made premium payments by the Company to a third-party administrator for a retirement arrangement in Belgium in the amount of $113,776.

Nonqualified Deferred Compensation Plans

As discussed above, we maintain a deferred compensation plan, which became effective on January 1, 1994. The deferred compensation plan is designed to permit designated officers and directors to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan that enables the officer or director to make elective deferrals of a specified amount of salary or bonus to which he or she will become entitled in the future. The balance in a participant’s account will be distributed in full after the earlier of their termination of employment with us or upon attaining the age of 65. The distribution may be paid in one lump sum or in equal monthly or annual installments over a period not to exceed 15 years. Under certain circumstances, a participant may receive an early distribution in the form of a lump sum payment, subject to certain penalties. As noted above, this plan was amended effective January 1, 2005 to conform with changes required under Section 409A of the Code. As a result, for account balances earned after 2004, distributions to officers upon termination of employment are generally subject to a six-month delay, and accelerated distributions are generally prohibited. None of our named executive officers participate in or have account balances under the nonqualified deferred compensation plan.

Employment Contracts, Termination of Employment and Change-of-Control Arrangements

The following summarizes our employment arrangements with our executive officers, including potential payments payable to our executive officers upon termination of employment or a change of control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to these benefits if it deems advisable. Although much of the compensation for our executive officers is performance-based and largely contingent upon achievement of aggressive financial goals, we believe our change of control arrangements provide important protection to our executive officers, are consistent with practice of our peer companies, and are appropriate for the attraction and retention of executive talent.

Dennis Polk. In connection with Mr. Polk’s employment with TD SYNNEX, on January 4, 2018, Mr. Polk and our company executed an employment offer letter which provided for certain severance benefits. If Mr. Polk’s employment with us is terminated without cause within two months before or 12 months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation) and signs a standard release of claims, Mr. Polk will receive salary continuation at a rate equal to the average of total salary and bonus over the prior three years for up to 24 months, and will be paid COBRA for up two years. On January 25, 2021, Mr. Polk’s offer letter was amended, outlining the terms of the vesting of his unvested equity awards in the event that he terminates his employment with us for a reason other than for cause (as such term is defined in the amendment), disability (as such term is defined in the amendment) or death. The amendment provides for acceleration of the vesting of eighty percent (80%) of his unvested equity awards as of the date of his termination, except any unvested long-term performance-based RSU awards and any unvested equity awards that were granted less than three (3) months prior to termination, subject to conditions outlined in the amendment.

On September 28, 2021, we entered into a second amendment to Mr. Polk’s January 4, 2018 offer letter. The amendment provides that, for the period of September 1, 2021 through November 30, 2022 (the “Initial Transition Period”), we would continue to pay Mr. Polk the same base salary then in effect, and he would be eligible to be considered for an incentive bonus for the Initial Transition Period, as determined by the Compensation Committee, in its sole discretion. We agreed not to change Mr. Polk’s target bonus already set for the fiscal year ending November 30, 2021, and his target bonus for the fiscal year ending November 30, 2022 was $1,812,500 with the same performance metrics as the Chief Executive Officer of TD SYNNEX, provided Mr. Polk remain employed through November 30, 2022. The amendment further provides that, effective December 1, 2022 through November 30, 2023 (the “Final Transition Period”), we would pay Mr. Polk an annual base salary of $800,000. After expiration of the Final Transition Period, his cash compensation will be the same as other non-employee directors of the Board or as otherwise determined by the Board, but commensurate with his expected role as non-executive Chair of the Board. In addition, the amendment provides that, for the Initial Transition Period, Mr. Polk would be granted (i) two options to purchase shares of TD SYNNEX common stock with grant dates on or around October 5, 2021 and January 4, 2022, respectively, and grant date fair values of approximately $1,610,000 and $333,333, respectively and (ii) two restricted stock awards for shares of TD SYNNEX common stock with grant dates on or around September 21, 2021 and January 4, 2022, respectively, and fair market values of approximately $805,000 and $333,333, respectively. The options vest over five years with 20% of the underlying shares vesting on the one-year anniversary of the grant date, and the remainder vesting monthly thereafter. The restricted stock awards vest over five years with 20% vesting on each one-year anniversary of the grant date. For the Final Transition Period, Mr. Polk was granted TD SYNNEX restricted stock as part of our annual equity grant cycle in October of 2022, with a fair market value of approximately $700,000, which vest over three years with one-third vesting on each one-year anniversary of the grant date.

On January 4, 2023, we entered into a third amendment to Mr. Polk’s January 4, 2018 offer letter. The amendment provides that, for the Final Transition Period, in light of Mr. Polk’s continued duties as an employee with respect to our business, his target bonus for the fiscal year ending November 30, 2023 will be $800,000 with the same performance metrics established by the Compensation Committee for executive officers having similar business responsibilities, provided he remains employed by us through November 30, 2023.

Richard Hume. In connection with Mr. Hume’s appointment as President and Chief Executive Officer, we entered into an offer letter with him dated August 31, 2021 which provided for certain severance benefits. If Mr. Hume’s employment with us is terminated without “cause,” “disability,” or death, or by Mr. Hume for “good reason” (as such terms are defined in the offer letter) or within two months before or 12 months after a change of control of us and signs a standard release of claims, Mr. Hume (A) will receive salary continuation for up to 24 months at a rate equal to the greater of (i) the average of total salary and bonus over the prior three years or, if employed less than three years, the average of total salary and bonus over the lesser number of years or (ii) the total amount of the annual base salary and target bonus in effect, and (B) will be paid COBRA for up to one year. Pursuant to the terms of the offer letter, Mr. Hume will receive a starting annualized base salary of $960,000 and will be eligible to receive an annual cash bonus targeted at 2.5 times his base salary beginning in the fiscal year ending November 30, 2022 (but which shall be pro-rated for the fiscal year ending November 30, 2022) with the actual amount of the bonus based on the achievement of performance metrics established by the Compensation Committee of the Board. Mr. Hume receives his existing Tech Data bonus with respect to the 12-month period ending January 31, 2022, as determined by the Compensation Committee of the Board based on the Tech Data annual bonus plan for its fiscal year ending January 31, 2022 calculated based upon achievement as the Company’s fiscal year end. In addition, the offer letter provides that Mr. Hume will be granted (i) an option to purchase shares of our common stock with a grant date fair value of approximately $2,100,000 and (ii) restricted stock or restricted stock unit awards for shares of our common stock with a fair market value of approximately $1,540,000. The offer letter contains certain restrictive covenants, including a non-competition and non-solicitation provision, for the benefit of TD SYNNEX. If Mr. Hume’s employment with us is terminated for any reason other than “cause,” “disability,” or death, then, subject to conditions outlined in the offer letter, eighty percent (80%) of his then unvested equity awards will be accelerated upon his date of termination, except any unvested equity awards with an effective date less than three (3) months prior to termination.

Patrick Zammit. Mr. Zammit is based in Europe and the terms of his potential separation from the Company are subject to his Manager’s Agreement and local law in Europe. In the event of his termination, Mr. Zammit’s Manager’s Agreement provides for payment to him of a six-month notice period, a severance payment equal to his total annual compensation inclusive of base salary and performance bonus at target, ongoing insurance benefits and car allowance for 18.5 months plus one additional month for every fully completed year measured from October 2016. In addition, if the Company does not elect to waive its rights under the Manager’s Agreement to have Mr. Zammit’s agreement not to compete with the Company apply, Mr. Zammit will receive a lump-sum payment of one year of Mr. Zammit’s then base salary or a lesser prorated amount if the Company elects to reduce the number of months of Mr. Zammit’s agreement not to compete.

Other Named Executive Officers. If Michael Urban, or Marshall Witt is terminated without cause within two months before or 12 months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation) and signs a standard release of claims, the officer is entitled to salary continuation at a rate equal to the average of total salary and bonus over the prior three years for a minimum of 18 months plus one month per year of employment after the eighteenth year of employment, up to a maximum of 24 months, and paid COBRA for two years. Severance payments will be delayed for six months following termination of employment to the extent required by Section 409A. For these officers, we believe that structuring their severance benefits in the above described fashion in connection with a change of control and tying each individual’s severance payment with his length of service with us, encourages their retention, rewards them for their individual contributions, loyalty, teamwork and integrity, and motivates them to achieve returns for our stockholders. For each of these officers, if their employment with us terminates other than as a result of termination without cause within two months before or 12 months after a change of control of us, then they will not be entitled to receive the above severance benefits. They are entitled to receive compensation and benefits through the date of termination in accordance with our established plans.

Potential Payments upon Termination or Change of Control

The following table sets forth potential payments payable to our current executive officers upon termination of employment or a change in control if the triggering event were to have occurred on November 30, 2022. For accelerated stock options, the amounts reflect the difference between the per share exercise price as of fiscal year end and the closing market price per share as of fiscal year end, $102.30. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The severance payment to Mr. Zammit assumes that the Company opted for the full 12 months of Mr. Zammit’s agreement not to compete as governed by his Manager’s Agreement which calls for a lump sum payment of $516,500. The dollar value has been calculated using the spot exchange rate for Euros to U.S. dollars as of November 30, 2022.

Name	Benefit	Termination for Good Reason/Without Cause; No Change of Control ($)	Termination for Good Reason/Without Cause; with Change of Control ($)
Richard Hume	Salary	3,360,000	5,040,000
	Bonus	—	—
	Equity award acceleration	880,680	880,680
	Benefits continuation	8,041	16,082
	Total value	4,248,721	5,936,762
Dennis Polk	Salary	3,245,128	5,408,546
	Bonus	—	—
	Equity award acceleration	8,123,474	8,123,474
	Benefits continuation	23,337	46,673
	Total value	11,391,939	13,578,693
Marshall Witt	Salary	—	2,037,245
	Bonus	—	—
	Equity award acceleration	—	—
	Benefits continuation	—	37,830
	Total value	—	2,075,075
Michael Urban	Salary	—	3,152,222
	Bonus	—	—
	Equity award acceleration	—	—
	Benefits continuation	—	33,135
	Total value	—	3,185,357
Patrick Zammit	Salary	3,142,042	3,142,042
	Bonus	—	—
	Equity award acceleration	—	—
	Benefits continuation	456,209	456,209
	Total value	3,598,251	3,598,251

Chief Executive Officer Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our co-workers (other than our Chief Executive Officer) and the annual total compensation of our Chief Executive Officer, Richard Hume. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. In our calculation, we did not include any independent contractors.

To determine the median employee, we considered the base salary paid to each of the employees, not including our Chief Executive Officer, for the 12-month period ending October 31, 2022. We used exchange rates in effect as of October 31, 2022 to convert the base salaries of our non-U.S. employees to U.S. dollars, and we did not make any cost-of-living adjustments. Using this approach, we selected the individual at the median of the employee population. We then calculated total compensation for this individual using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table. Of the more than 23,000 co-workers included in our analysis, approximately 64% were located outside the United States, which is where our CEO is located. The compensation elements and pay levels of our co-workers differ from country to country based on market trends as well as fluctuations in currency exchange rates. For the fiscal year ended November 30, 2022, the annual total compensation of our median employee was approximately $48,576, calculated using the same methodology we use for our named executive officers set forth in our Summary Compensation Table.

For the year ended November 30, 2022, the total compensation for our CEO, Mr. Hume, was $7,498,195 as reported in the “SEC Total” column of the Summary Compensation Table. The annual compensation of our Chief Executive Officer, Mr. Hume, was approximately 154 times that of the median of the annual total compensation of all co-workers, as discussed above. The form and amount of our Chief Executive Officer’s annual total compensation is largely influenced by prevailing compensation practices in the United States and the competitive market for senior executive talent.

Because SEC rules for identifying the median of our annual total compensation of all co-workers of our company and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

PROPOSAL 2

ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to obtain an advisory vote (non-binding) from our stockholders on our executive compensation as disclosed in this Proxy Statement, which is often referred to as a “say on pay” proposal. Consistent with the stockholders’ 2022 advisory vote on the frequency of holding an advisory vote on TD SYNNEX’ executive compensation, we are seeking an advisory vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes on executive compensation.

As described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation programs and policies play an important role in achieving our objective of sustainable long-term growth in stockholder value. As a guiding principle, our executive compensation programs and policies are designed to motivate, retain and reward our executives for superior short- and long-term performance for our company and our stockholders.

We are asking that our stockholders indicate their support of our executive compensation as described in this Proxy Statement. While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and procedures as described in this proxy statement. Stockholders who want to communicate with the Board should refer to “Communications with the Board of Directors” in this Proxy Statement for additional information.

At the Annual Meeting we will ask our stockholders to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K and other compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other compensation related tables and disclosure.”

Required Vote

Approval of our executive compensation, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other compensation related tables and disclosure as described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval.

The Board recommends a vote “FOR” the approval of our executive compensation as described in this Proxy Statement.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to obtain an advisory vote (non-binding) from our stockholders indicating how frequently we should seek an advisory vote on our executive compensation, such as Proposal 2 included on page 61 of this proxy statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on our executive compensation once every one, two, or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for us, and therefore our Board of Directors recommends that you vote for an annual advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on our executive compensation will provide our management and our Board of Directors with regular and direct input from our stockholders.

You may cast your vote for your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder advisory vote to approve the Company’s executive compensation, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

Required Vote

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on our Board of Directors or us in any way, our Board may decide that it is in the best interests of our stockholders and us to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. Unless marked to the contrary, proxies received will be voted “FOR” the option of once every year as the frequency with which our stockholders are provided an advisory vote on our executive compensation.

The Board recommends a vote “FOR” the option of once every year as the frequency with which our stockholders are provided an advisory vote on our executive compensation.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, which is composed entirely of non-employee independent directors, has selected KPMG LLP as independent registered public accountants to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending November 30, 2023. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The Board has endorsed the appointment of KPMG LLP. Ratification of the selection of KPMG LLP by stockholders is not required by law. However, as a matter of good corporate governance, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain KPMG LLP, but may retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of TD SYNNEX and our stockholders.

Audit and Non-Audit Fees

The following table presents the aggregate fees for professional services rendered for us by KPMG LLP for the fiscal years ended November 30, 2022 and 2021:

Services Provided	2022	2021
Audit	$7,161,324	$5,301,000
Audit Related	—	—
Tax	$335,097	$1,101,000
All Other	—	—
Total	$7,496,421	$6,402,000

Audit Fees. The aggregate fees billed for the fiscal years ended November 30, 2022 and 2021, were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements, and services provided in connection with statutory and regulatory filings. Audit fees for fiscal 2021 included fees for audit services provided in connection with the Mergers.

Audit Related Fees. Not applicable.

Tax Fees. The aggregate fees billed for the fiscal years ended November 30, 2022 and 2021 were primarily for professional services rendered relating to domestic and foreign tax compliance and consulting services.

All Other Fees. Not applicable.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. All of the services presented in the table above were approved in conformity with the Audit Committee’s pre-approval policies and procedures.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.

The Board recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accountants.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by TD SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving TD SYNNEX’ accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by TD SYNNEX’ independent registered public accountants and reviewing their reports regarding TD SYNNEX’ accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. TD SYNNEX’ management is responsible for preparing TD SYNNEX’ financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by TD SYNNEX’ management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that TD SYNNEX’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee reviewed with the independent registered public accountants their judgments as to the quality, not just the acceptability, of its accounting principles and has discussed with the independent registered public accountants the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees” and the SEC, including critical audit matters included in the report of the external auditor. The Audit Committee has also received the written disclosures from the independent registered public accountants as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independence of that firm. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant’s independence.

The Audit Committee has discussed with TD SYNNEX’ internal auditors and independent registered public accountants, with and without management present, their evaluations of TD SYNNEX’ internal control over financial reporting and the overall quality of TD SYNNEX’ financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in TD SYNNEX’ Annual Report on Form 10-K for the fiscal year ended November 30, 2022, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board:

Mr. Duane Zitzner, Chair
Ms. Ann Vezina
Ms. Merline Saintil

DELINQUENT SECTION 16(a) REPORTS

To our knowledge, based solely on a review of the copies of Section 16 reports furnished to us and written representations that no other reports were required, during the fiscal year ended November 30, 2022, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except two Forms 4s for Mr. Zammit to report two separate transactions which occurred in October and November 2022.

STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2024 Annual Meeting, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 9, 2023. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2024 Annual Meeting will be ineligible for presentation at the 2024 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of TD SYNNEX at the principal executive offices of TD SYNNEX. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not more than 120 days nor less than 90 days in advance of the anniversary of the date the proxy statement was provided to the stockholders in connection with the previous year’s Annual Meeting; provided, however, in the event that no Annual Meeting was held in the previous year or the Annual Meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s Annual Meeting, notice by the stockholder must be received by the Corporate Secretary no later than the close of business on the later of (i) the 90th day prior to such Annual Meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made..

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

or through the Commission’s Internet website: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

OTHER MATTERS

The Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting of Stockholders, we urge you to vote or submit your proxy promptly.

By Order of the Board,
David R. Vetter
Chief Legal Officer and Corporate Secretary

Fremont, California

February 6, 2023

TD SYNNEX’ 2022 Annual Report has been made available to all stockholders entitled to vote at the Annual Meeting. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to TD SYNNEX Corporation at 44201 Nobel Drive, Fremont, California 94538, Attention: Investor Relations. The request must include a representation by the stockholder that as of January 23, 2023, the stockholder was entitled to vote at the Annual Meeting of Stockholders. Our Annual Report on Form 10-K and exhibits are also available at www.TDSYNNEX.com.

PROXY TD SYNNEX CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING — MARCH 21, 2023 The undersigned hereby constitutes and appoints Richard Hume and David Vetter, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of TD SYNNEX CORPORATION to be held at the offices of the Company and at any adjournments thereof and to vote with respect to the proposals set forth on the reverse side all shares of stock of TD SYNNEX CORPORATION the undersigned is entitled to vote at the Annual Meeting. You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, FOR ONE YEAR ON PROPOSAL 3, FOR PROPOSAL 4 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card. (PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held March 21, 2023. The Proxy Statement and our 2022 Annual Report to Stockholders are available at: http://www.viewproxy.com/TDSYNNEX/2023.

1. Election of Directors.

	FOR	WITHHOLD
01 – Dennis Polk	☐	☐
02 – Robert Kalsow-Ramos	☐	☐
03 – Ann Vezina	☐	☐
04 – Richard Hume	☐	☐
05 – Fred Breidenbach	☐	☐
06 – Hau Lee	☐	☐
07 – Matthew Miau	☐	☐
08 – Nayaki Nayyar	☐	☐
09 – Matthew Nord	☐	☐
10 – Merline Saintil	☐	☐
11 – Duane Zitzner	☐	☐

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

CONTROL NUMBER →

2. An advisory vote to approve our Executive Compensation

FOR	AGAINST	ABSTAIN
☐	☐	☐

ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
☐	☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

I plan on attending the meeting ☐

Signature of Stockholder ____________________ Date ________

Signature of Stockholder ____________________ Date ________

SCAN TO
VIEW MATERIALS & VOTE ▷

CONTROL NUMBER →

PROXY VOTING INSTRUCTIONS

INTERNET

TELEPHONE

Vote Your Proxy by Phone:
Call 1 (866) 804-9616

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ï¸ The Board of Directors recommends voting FOR proposal 1, FOR proposal 2, FOR ONE YEAR for proposal 3, and FOR proposal 4.    FOR WITHHOLD    1. Election of Directors. FOR WITHHOLD 07 – Matthew Miau ☐ ☐                08 – Nayaki Nayyar ☐ ☐    01 – Dennis Polk ☐ ☐    09 – Matthew Nord ☐ ☐    02 – Robert Kalsow-Ramos ☐ ☐    10 – Merline Saintil ☐ ☐    03 – Ann Vezina☐ ☐    11 – Duane Zitzner ☐ ☐    04 – Richard Hume ☐ ☐    05 – Fred Breidenbach ☐ ☐    2. An advisory vote to approve our FOR AGAINST ABSTAIN    06 – Hau Lee ☐ ☐ Executive Compensation                ☐ ☐ ☐    3. An advisory vote on the ONE TWO THREE frequency of holding an YEAR YEARS YEARS ABSTAIN advisory vote on Executive ☐ ☐ ☐ ☐ Compensation DO NOT PRINT IN THIS AREA    4. Ratification of the appointment    (Shareholder Name & Address Data) FOR AGAINST ABSTAIN    of KPMG LLP as our independent auditors for 2023 ☐ ☐ ☐    5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.                I plan on attending the meeting â‘ Please sign exactly as your name appears on your stock certificate. If the CONTROL NUMBER stock is held by joint tenants or as community property, both should sign. Executors, administrators, trustees, guardians, attorneys and corporate    officers should give their full titles.    Signature of Stockholder Date    Signature of Stockholder Date . ï, PLEASE DETACH ALONG PERFORATED LINE    AND MAIL IN THE ENVELOPE PROVIDED. ï,    CONTROL NUMBER SCAN TO VIEW MATERIALS & VOTE    PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone INTERNET TELEPHONE MAIL Vote Your Proxy on the Internet: Vote Your Proxy by Phone: Vote Your Proxy by Mail: Go to www.AALvote.com/SNX Call 1 (866) 804-9616 Have your proxy card available Use any touch-tone telephone to Mark, sign, and date your proxy when you access the above vote your proxy. Have your card, then detach it, and return it website. Follow the prompts to proxy card available when you in the postage-paid envelope vote your shares. call. Follow the voting provided. instructions to vote your shares.